UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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Securities Exchange Act of 1934
(Amendment No.  )

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Keurig Dr Pepper Inc.
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KEURIG
snapple
THE ORIGINAL DONUT SHOP COFFEE
since 1842
MOTT'S
100% Juice
SINCE 1904
CANADA DRY
core
HYDRATION
Since 1938
Squirt
caffeine free
Thirst Quencher

KDP

DRINK IN THE POSSIBILITIES

2024 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

C4
ENERGY
7up
Sunkist
Orange
Peñafiel
Dr Pepper
Est.1885
GREEN MOUNTAIN
A&W
ROOT BEER
SINCE 1919

April 26, 2024

DEAR FELLOW STOCKHOLDERS,

2023 was a year of tremendous progress at KDP. We want to thank our team of 28,000 employees for bringing their passion and dedication to driving our results every day. We also want to thank you, our stockholders, for your support of KDP. We have much to be proud of in 2023:

• Our operational and financial momentum continued. Strong consolidated sales and earnings growth was supported by marketing and capability investments that drove broad-based market share gains, productivity savings, and operating leverage.

• We furthered our track record of dynamic and disciplined capital allocation. We entered strategic partnerships in the fast-growing sports hydration and ready-to-drink coffee categories, raised our dividend for the third consecutive year, and opportunistically increased our share repurchase activity in recognition of KDP’s significant future value creation potential.

• We continued our efforts to make a positive impact with every drink and to embed conscious and responsible practices into the foundation of our business. Our particular focus areas remain the environment, our supply chain, the health and well-being of our consumers, and our people and our communities. We are excited to share our progress across each of these dimensions in our upcoming annual Corporate Responsibility Report.

• We also refreshed our executive leadership ranks, leveraging the strong internal bench we have cultivated since the creation of KDP, as well as our ability to recruit top talent from outside the organization. Our leadership team is experienced and energized, ready to usher in the next chapter of growth and value creation at KDP.

Following the Board’s deliberate and robust succession planning process, we worked together to ensure a seamless CEO transition. This is a pivotal moment for KDP. As we enter this next stage, we are proud to report that the KDP organization is galvanized around an evolved and compelling strategy designed to capitalize on our advantaged industry position. Our recent investor day, held in March and archived for replay on our website, detailed these elements for our stockholders.

As we look forward to our Annual Meeting of Stockholders, we are pleased to share our proxy statement with you. Within its pages, you will find enhanced disclosure, including the director skills matrix. You will also recognize an ongoing and high-quality process of director refreshment underway, as Peter Harf and Larry Young retire after many years of valuable service, and as the Board proposes that Joachim Creus, the recently appointed Chief Executive Officer of JAB, our largest stockholder, be elected to join. Now that the CEO transition is complete, we will also both serve on the Board of Directors, with Bob continuing as Executive Chairman and Tim joining effective today. We continue to prioritize a Board with a diversity of backgrounds and experiences among our directors and believe KDP will benefit from the unique perspectives of our refreshed director slate.

We are pleased to invite you to attend our Annual Meeting of Stockholders, which will take place online on June 10, 2024, at 11:00 a.m., Eastern Time. You may attend, vote, and submit questions during the meeting via the Internet at www.virtualshareholdermeeting.com/KDP2024. Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the virtual annual meeting, we hope you will vote as soon as possible. Thank you for your continued support.

Sincerely,

“As we enter this

next stage, we are

proud to report that

the KDP organization

is galvanized around

an evolved and

compelling strategy

designed to

capitalize on our

advantaged industry

position.”

Robert Gamgort

Executive Chairman

Timothy Cofer

Chief Executive Officer

Robert Gamgort Executive Chairman	Timothy Cofer Chief Executive Officer

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

Date and Time Monday, June 10, 2024 11:00 a.m. ET	Location Virtual Annual Meeting www.virtualshareholdermeeting.com/KDP2024	Record Date April 15, 2024

Notice is hereby given that the virtual annual meeting of stockholders (the “Annual Meeting”) of Keurig Dr Pepper Inc., a Delaware corporation (“KDP”), will be held on June 10, 2024, at 11:00 a.m. ET. You can attend the Annual Meeting online, vote your shares electronically and submit questions online during the meeting by visiting www.virtualshareholdermeeting.com/KDP2024 and entering the control number provided on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials. If your shares are held in the name of a bank, broker or other nominee and you have any questions about your control number, please contact the bank, broker or other nominee that holds your shares.

Items Of Business:

1.	To elect the 11 director nominees named in the accompanying Proxy Statement to hold office for a one-year term and until their respective successors shall have been duly elected and qualified;

2.	To approve, on an advisory basis, KDP’s executive compensation;

3.	To ratify the appointment of Deloitte & Touche LLP as KDP’s independent registered public accounting firm for fiscal year 2024; and

4.	To vote on a stockholder proposal requesting additional reporting on plastic packaging, if properly presented at the Annual Meeting.

Stockholders will also transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Who May Vote: Stockholders of KDP common stock at the close of business on April 15, 2024. A list of stockholders will be accessible prior to the Annual Meeting upon request from the Corporate Secretary and during the Annual Meeting by visiting the meeting website referenced above.

Distribution Date: A Notice of Internet Availability of Proxy Materials or the Proxy Statement is first being made available to stockholders on or about April 26, 2024.

How You May Vote: (i) VIA THE INTERNET, (ii) BY TELEPHONE, or (iii) BY MAIL.

If your shares are held in the name of a bank, broker or other nominee, follow the instructions you receive from your bank, broker or other nominee on how to vote your shares.

Your vote is very important. To ensure your representation at the Annual Meeting, please complete and return the enclosed proxy card or submit your vote through the Internet or by telephone. Whether or not you plan to attend the meeting, we urge you to vote.

Anthony Shoemaker

Chief Legal Officer & Secretary

WHETHER OR NOT YOU PLAN TO VIRTUALLY ATTEND THE ANNUAL MEETING, YOU MAY VOTE AND SUBMIT YOUR PROXY ELECTRONICALLY, BY TELEPHONE OR, IF YOU RECEIVED A HARD COPY OF PROXY MATERIALS, BY COMPLETING AND RETURNING BY MAIL THE PROXY CARD OR VOTING INSTRUCTION FORM.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 10, 2024:

The Company’s Proxy Statement for the Annual Meeting and the Annual Report on Form 10-K for the year ended December 31, 2023 are available at www.proxyvote.com by entering the control number provided on your proxy card, voting instruction form or Notice of Internet Availability of Proxy Materials.

Keurig Dr Pepper Inc.	2024 PROXY STATEMENT

 Proxy Summary

PROXY SUMMARY

This summary highlights certain information in this Proxy Statement. Stockholders are encouraged to read the entire Proxy Statement and 2023 Annual Report carefully before voting.

2024 Annual Meeting Information

Date and Time Monday, June 10, 2024 11:00 a.m. ET	Location Virtual Annual Meeting www.virtualshareholdermeeting.com/KDP2024	Record Date April 15, 2024

Meeting Agenda and Voting Recommendations

Proposal	Board’s Voting Recommendation	Page Reference

Company Proposals

1. Election of 11 Director Nominees Named Herein	FOR (each nominee)	6

2. Advisory Resolution to Approve KDP’s Executive Compensation	FOR	26

3. Ratification of Deloitte & Touche LLP’s Appointment as the Company’s Independent Auditor for 2024	FOR	53

Stockholder Proposal

4. Stockholder proposal requesting additional reporting on plastic packaging, if properly presented	AGAINST	57

Keurig Dr Pepper

Keurig Dr Pepper Inc. (“KDP,” “we,” “us,” “our” or the “Company”) is a leading beverage company in North America, with a portfolio of more than 125 owned, licensed and partner brands and distribution capabilities to provide a beverage for every need, anytime, anywhere. With annual revenue of approximately $15 billion, we hold leadership positions in beverage categories including soft drinks, coffee, tea, water, juice and mixers, and have the #1 single serve coffee brewing system in the U.S. and Canada. Our innovative partnership model builds emerging growth platforms in categories such as premium coffee, energy, sports hydration and ready-to-drink coffee. Our brands include Keurig®, Dr Pepper®, Canada Dry®, Mott’s®, A&W®, Snapple®, Peñafiel®, 7UP®, Green Mountain Coffee Roasters®, Clamato®, Core Hydration® and The Original Donut Shop®. Driven by a purpose to Drink Well. Do Good, our 28,000 employees aim to enhance the experience of every beverage occasion and to make a positive impact for people, communities and our planet.

Keurig Dr Pepper Inc.	2024 PROXY STATEMENT	1

 Proxy Summary

Company Highlights

KDP is a scaled and disruptive Challenger in the attractive North American beverages industry.

Since our formation in 2018, KDP’s all-weather business model has been tested by a historically dynamic macroeconomic environment. Despite these challenges, the Company delivered strong and resilient performance, including net sales growth of 6% and Adjusted diluted EPS growth of 11% on a compound annual basis, as well as approximately $11 billion in cumulative free cash flow generation.* The Company also underwent a simultaneous transition from a closely held company with a public float of 13% at formation to a widely held company today with a public float of 79%.

Our performance in 2023 highlights KDP’s ongoing operational and financial momentum. We achieved strong consolidated sales and earnings growth, reflecting market share gains in categories representing approximately 85% of our U.S. Refreshment Beverages portfolio, the expansion of our Keurig brewing system to approximately 40 million U.S. households and broad-based in-market success across our International markets. We also continued to demonstrate dynamic and disciplined capital allocation, expanding our portfolio within the quickly growing ready-to-drink coffee and sports hydration categories, raising our dividend and increasing our share repurchase activity.

Our ambitious growth agenda continues and, in early 2024, we previewed a multi-year innovation pipeline for a completely reimagined single-serve coffee system using plastic- and aluminum-free pods. These consumables, called K-Rounds, will feature expertly roasted coffee beans that are ground, pressed and wrapped in a protective plant-based coating. K-Rounds plastic-free pods will work in the new Keurig Alta brewer, which will begin beta testing as early as fall 2024.

In 2023, our Board of Directors initiated a thoughtful succession process that balances continuity and new perspectives across the Company’s most senior leaders. Notably, in November 2023, Timothy Cofer joined the Company as our Chief Operating Officer, with a planned transition to Chief Executive Officer in the second quarter of 2024. During his time as Chief Operating Officer, Mr. Cofer worked closely with the executive leadership team, including Robert Gamgort, to help drive KDP’s strategic growth agenda, lead each of the Company’s business segments and oversee operations. As a culmination of our robust succession plan, Mr. Cofer ascended to the role of Chief Executive Officer on April 26, 2024, at which time he was also appointed to the Board, with Mr. Gamgort continuing to serve as the Executive Chairman of KDP.

Additionally, in January 2023, KDP welcomed Karin Rotem-Wildeman as our Chief Research & Development Officer, and in November 2023, we elevated Andrew Archambault to the role of President, U.S. Refreshment Beverages; Patrick Minogue to the role of President, U.S. Coffee; and Monique Oxender to the role of Chief Corporate Affairs Officer. Also in November 2023, Sudhanshu Priyadarshi’s role as Chief Financial Officer was expanded to include the position of President, International. With these new appointments, a talented and energized leadership team is in place to lead KDP in its next chapter of growth.

2	2024 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Proxy Summary

Looking ahead, KDP has an evolved strategy to guide our 28,000 employees and further our track record of outstanding value creation. We are driven by our Challenger culture, our purpose to Drink Well. Do Good. and our vision of a beverage for every need, anytime, anywhere.

*

Net sales and Adjusted diluted EPS are calculated from January 1, 2018 to December 31, 2023, and free cash flow is calculated from January 1, 2019 to December 31, 2023. Net sales and Adjusted diluted EPS include the impact of foreign currency. Adjusted operating income, Adjusted diluted EPS and free cash flow are non-GAAP measures. Please refer to Appendix A to this Proxy Statement for a description and reconciliation of these non-GAAP financial measures relative to the reported GAAP financial measures.

Keurig Dr Pepper Inc.	2024 PROXY STATEMENT	3

 Proxy Summary

2024 Director Nominees

6 of 11 nominees are independent	4 of 11 nominees are women	5 different nationalities	4.1 years average tenure

Name	Principal Occupation	Years of Service	Independent	No. of Current Public Company Boards (including KDP)	Committees & Roles

Timothy Cofer	Chief Executive Officer of KDP	<1		1

Robert Gamgort	Executive Chairman of KDP	6		1

Oray Boston	Worldwide President of Trauma, Extremities, Craniomaxillofacial, Sports and Animal Health at DePuy Synthes	1	✓	1	RemCo

Joachim Creus	Managing Partner and Chief Executive Officer of JAB	0		3

Olivier Goudet	Senior Investment Advisor of JAB	6		4

Juliette Hickman	Former Investment Analyst, Capital Group Companies	3	✓	2	Audit

Paul Michaels	Former Global President of Mars, Inc.	6	✓	2	Lead Director RemCo (Chair)

Pamela Patsley	Former Executive Chairman and Chief Executive Officer of MoneyGram International, Inc.	16	✓	4	Audit

Lubomira Rochet	Partner of JAB	3		4

Debra Sandler	Founder and CEO of Mavis Foods, LLC	3	✓	4	RemCo

Robert Singer	Former Chief Executive Officer of Barilla Holding S.p.A.	6	✓	2	Audit (Chair)

Corporate Governance Highlights

Board Diversity and Independence	Board Practices	Oversight of Risk, Ethics and Corporate Responsibility

▪ 6 of our 11 director nominees are independent, with an additional three nominees affiliated with our largest stockholder, JAB BevCo B.V. (“JAB”), which owned approximately 21% of our common stock as of the record date

▪ All Board committees comprised solely of independent directors

▪ Strong Lead Independent Director with clearly defined and robust responsibilities

▪ Commitment to Board diversity, including characteristics such as age, gender, race and national origin

▪ Annual election of all directors

▪ Demonstrated successful Board refreshment

▪ Annual Board and committee evaluations

▪ Regular executive sessions of independent directors

▪ Director stock ownership guidelines require equity holdings of at least 5x annual cash retainer

▪ Directors limited to no more than four public company boards (including KDP)

▪ Full Board responsible for risk oversight, with specific areas delegated to relevant Board committees

▪ Code of Conduct applicable to all directors, officers and employees, with annual compliance training and certification

▪ Robust political activities disclosures on our website

▪ Full Board oversight of corporate responsibility strategy and approval of Company’s long-term goals and commitments

Key Executive Compensation Practices

▪	Strong pay for performance philosophy designed to link pay delivery to the Company’s financial and market performance

▪	Significant levels of direct investment and long-term stock ownership required for all executives to closely align the interests of executives with those of our stockholders

▪	Lengthy vesting periods for all equity awards

▪	Independent compensation consultant reporting to the Remuneration and Nominating Committee (the “RemCo”)

4	2024 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Proxy Summary

▪	Incentives do not encourage excessive risk taking

▪

Clawback policies that require recoupment of excess incentive compensation in the event of certain financial restatements in compliance with listing exchange rules and that also allow recovery of incentive compensation (including time-based equity) in the event of executive misconduct

▪	No excise tax gross-ups for changes of control

▪	Double-trigger vesting upon a change of control

▪	Hedging is prohibited

▪	Minimal perquisites

Corporate Responsibility

Our corporate responsibility commitments aim to make a positive impact with every drink. Our broad portfolio of products and 28,000 employees give us many opportunities to drive change and be a catalyst for good. Our Drink Well. Do Good. corporate responsibility platform focuses our energy and resources into those areas where we can have the greatest impact. We are grounded in our principles of good governance, ethics and KDP values. Our Board oversees our corporate responsibility strategy and sets the tone for the Company’s commitment to act responsibly and be a force for positive impact.

This summer, we will release our sixth annual Corporate Responsibility Report, continuing our commitment to transparency and information sharing. Our Corporate Responsibility Reports and ethics and compliance policies can be found at www.keurigdrpepper.com.

Keurig Dr Pepper Inc.	2024 PROXY STATEMENT	5

 Proposal 1 — Election of Directors

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board recommends that you vote “FOR” the election of each director nominee

The Board has nominated the 11 candidates named in this proposal for election as directors at the Annual Meeting. All nominees are currently serving as KDP directors, other than Joachim Creus. Mr. Creus was recommended to the Company by JAB and has been nominated by the Board for election by the Company’s stockholders at the Annual Meeting. Timothy Cofer was appointed to the Board in April 2024 in connection with his promotion to Chief Executive Officer of KDP and has also been nominated for election by the Company’s stockholders at the Annual Meeting. Peter Harf and Larry Young have not been renominated and will no longer serve on the Board upon election of the director nominees at the Annual Meeting, and the size of the Board will be fixed at 11 directors immediately upon election of directors at the Annual Meeting.

Directors are elected annually and serve until their term expires at the 2025 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. Each nominee has agreed to be named in this Proxy Statement and to serve if elected. For each director nominee to be elected, assuming a quorum is present, votes cast “FOR” each nominee must exceed votes cast “AGAINST” such nominee. A failure to vote, a broker non-vote or an abstention will not be counted as votes cast either “FOR” or “AGAINST” the election of the applicable nominee, and therefore will have no effect on the vote.

Director Nomination Process

The Board is responsible for nominating the Company’s director candidates, with assistance in identifying and recommending nominees from the RemCo. The RemCo uses a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the RemCo through management, current Board members, stockholders or other sources.

Members of the RemCo, the Lead Independent Director of the Board (the “Lead Director”) and other members of the Board interview potential director candidates as part of the selection process when evaluating new director candidates. The RemCo reviews the background of all potential nominees and determines whether they individually possess the personal and professional attributes necessary to be a director. Any feedback obtained through the Board’s annual self-evaluation process with respect to the ability of individual directors to contribute to the Board is also considered in connection with the nomination process. The RemCo will also consider director nominations by a stockholder made pursuant to the procedures set forth in our Amended and Restated By-Laws (the “By-Laws”) relating to stockholder nominations.

In addition, the Company’s Corporate Governance Principles provide that directors are expected to limit the number of other boards on which they serve so as not to interfere with their service as a director of the Company and ordinarily may not serve on the board of more than three other public companies (or one other public company in the case of a director currently serving as chief executive of a public company). Each of our directors is currently in compliance with these expectations. Directors are required to advise the chair of the RemCo in advance of accepting an invitation to serve on another corporate board of directors. Directors also must inform the RemCo and offer to resign from the Board if his or her principal occupation or business association changes substantially.

Board Composition, Qualifications and Diversity

The Board is committed to the ongoing review of Board composition and regularly discusses the skills and characteristics required of KDP directors in the context of the current makeup of the Board, the operating requirements of the Company and the long-term interests of stockholders. The RemCo also reviews the collective experience of the Board and makes recommendations to the Board regarding the appropriate mix of skillsets, qualifications and attributes of the Board as a whole.

The Board seeks candidates with diverse personal backgrounds and experiences and who are committed to active participation, sharing fresh perspectives and providing constructive feedback to management. Our Board prioritizes candidates with proven executive leadership capabilities; consumer product industry expertise; strategic planning experience; financial and accounting skills; and corporate governance, regulatory and risk management experience. With respect to diversity, the Board may consider such factors as diversity in viewpoint, professional experience, education, international experience, skills and other individual qualifications and attributes that contribute to board diversity, including characteristics such as age, gender, race and national origin, and assesses its effectiveness in this regard as part of the annual evaluation process.

6	2024 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Proposal 1 — Election of Directors

The following matrix and charts highlight the specific skills, attributes and experience of our director nominees, and the absence of a designation does not mean a director nominee does not possess that particular skill or qualification. Each director nominee also contributes other important skills, knowledge, experience, viewpoints, and perspectives to our Board that are not reflected in the matrix and charts below:

Director Skills Matrix

Skills and Experience

Executive Leadership	●	●	●	●	●		●	●	●	●	●

Consumer Products	●	●	●	●	●		●		●	●	●

Strategic and M&A	●	●	●	●	●	●	●	●			●

Finance & Accounting			●		●	●		●		●	●

Sustainability/Corp. Resp.	●		●	●		●	●			●

Brand Marketing	●	●		●			●	●	●	●

Digital, Innov. & Tech.	●	●						●	●

Public Co. Board		●	●	●	●	●	●	●	●	●	●

Age	Tenure

In accordance with Nasdaq’s board diversity listing standards, below we are disclosing aggregated statistical information about our Board’s self-identified characteristics, as voluntarily confirmed to us by each of our directors.

Board Diversity Matrix (as of April 26, 2024)

Total Number of Directors	11
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender

Directors	4	7	0	0

Part II: Demographic Background

African American or Black	1	1	0	0

Alaskan Native or Native American	0	0	0	0

Asian	0	0	0	0

Hispanic or Latinx	1	0	0	0

Native Hawaiian or Pacific Islander	0	0	0	0

White	3	5	0	0

Two or More Races or Ethnicities	1	0	0	0

LGBTQ+			0

Did Not Disclose Demographic Background			1

Keurig Dr Pepper Inc.	2024 PROXY STATEMENT	7

 Proposal 1 — Election of Directors

Director Independence

The majority of the members of the Board are independent under Nasdaq’s listing standards. In order to determine that a director is independent under Nasdaq’s listing rules, the Board must affirmatively determine, after reviewing all relevant information, that a director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Based on these standards, the Board has determined that the following directors are independent: Oray Boston, Juliette Hickman, Paul Michaels, Pamela Patsley, Debra Sandler, Robert Singer and Larry Young. The Board also previously determined that Michael Call, a former director, was independent during the period he served as director. In determining that Mr. Young, who is serving as a director until the 2024 Annual Meeting, qualifies as independent, the Board considered that he has not been employed by the Company in any capacity since his service as the CEO of Dr Pepper Snapple Group, Inc. (“DPS”) ended nearly six years ago at the time of the 2018 merger between DPS and Keurig Green Mountain, Inc. (the “DPS Merger”) and that Mr. Young does not have any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Timothy Cofer and Robert Gamgort do not qualify as independent due to their positions as our CEO and Executive Chairman, respectively. Due to their roles with JAB, our largest stockholder, Joachim Creus, Olivier Goudet and Lubomira Rochet are not currently determined to be independent. The Board has also determined that Peter Harf, who is serving as a director until the 2024 Annual Meeting, does not qualify as independent due to his role with JAB.

Director Nominees

Director since 2024

Chief Executive Officer of KDP

55 years of age

No committee memberships

Key skills

Executive Leadership

Consumer Products

Strategic and M&A

Brand Marketing

Digital, Innov. & Tech.

Public Company Board

Timothy Cofer

Biographical Information:

Timothy “Tim” Cofer has served as Chief Executive Officer of KDP and a member of the Board since April 26, 2024. He previously served as KDP’s Chief Operating Officer from November 2023 to April 26, 2024.

Mr. Cofer is a seasoned consumer packaged goods executive, with more than 30 years of multinational experience in driving growth, leading transformations and executing significant mergers and acquisitions. His career is highlighted by a track record of creating value and building high-performing teams. Prior to joining KDP, from October 2019 to September 2023, Mr. Cofer was the Chief Executive Officer and a member of the board of directors of Central Garden & Pet Company (Nasdaq: CENT) (Nasdaq: CENTA), a portfolio of brands in the lawn, garden and pet supplies industries, where he oversaw a multi-year period of double-digit revenue and profit growth and a series of strategic acquisitions.

Previously, he spent more than 25 years with Mondelēz International, a manufacturer of snack food products, and its predecessor company, Kraft Foods, with responsibility across a wide range of product categories, including coffee, chocolate and packaged food. In Mr. Cofer’s last position as EVP and Chief Growth Officer of Mondelēz International from 2016 to 2019, he was a critical architect behind the company’s successful growth strategy. He previously led several global regions, including as President of Asia Pacific, Middle East & Africa of Mondelēz International and President of Kraft Foods Europe. In his U.S.-focused roles of President of Kraft Pizza Company and President of Oscar Mayer Foods, he oversaw manufacturing and distribution operations, including a nationwide direct store delivery network. He also led the global integration of Kraft and Cadbury, delivering on the merger’s strategic and financial objectives while nurturing a combined high-performing culture.

Mr. Cofer holds an MBA from the University of Minnesota and a BA in Economics and Political Science from St. Olaf College.

Qualifications:

Mr. Cofer has extensive experience as an executive in the consumer packaged goods industry, with a track record of driving growth, leading transformations and executing significant mergers and acquisitions. He has leadership experience in general management, manufacturing and distribution and strategic transactions, among other areas.

Other Current Public Company Directorships:

None

8	2024 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Proposal 1 — Election of Directors

Director since 2018

Executive Chairman of KDP

61 years of age

No committee memberships

Key skills

Executive Leadership

Consumer Products

Strategic and M&A

Sustainability/Corp. Resp.

Brand Marketing

Public Company Board

Robert Gamgort

Biographical Information:

Robert “Bob” Gamgort serves as Executive Chairman of KDP, and until April 26, 2024, was also our Chief Executive Officer. Prior to his transition to Executive Chairman, he had served as Chief Executive Officer and a member of the Board since the formation of the Company in July 2018, other than a brief period of service as solely Executive Chairman in 2022. Under his leadership, KDP emerged as one of the largest food and beverage companies in the United States, with inclusion in the S&P 500 and Nasdaq 100. He was previously Chief Executive Officer of Keurig Green Mountain following its take-private transaction in 2016.

His 35-plus year career in consumer products and entertainment includes positions as Chief Executive Officer of Pinnacle Foods, North American President of Mars, Inc., and President of Major League Baseball Properties, as well as a progression of marketing, sales, strategy and general management roles at General Foods and Kraft Foods. His career has been marked by numerous brand and company turnarounds, innovation and new business creation as well as the highly successful Pinnacle Foods IPO and more than a dozen significant mergers and acquisitions.

Mr. Gamgort serves as a Director and Chair of the Compensation Committee for National Veterinary Associates, Inc. (NVA), a leading pet healthcare company. He is also on the Board of Chobani, producer of one of America’s leading yogurt brands as well as dairy- and plant-based creamers, plant-based probiotic drinks and owner of La Colombe, a super premium coffee company. He formerly was a Board member of Wayfair Inc. (NYSE: W), Trustee for Bucknell University, Director for the New Jersey State Employment Training Commission and Trustee for Schiff Natural Lands Trust.

Mr. Gamgort holds an MBA in marketing and finance from the Kellogg Graduate School of Management at Northwestern University, a BA in Economics from Bucknell University and studied at the London School of Economics. He has been recognized for his influence in marketing, sports business and the beverage industry, including BEVNET’s “Person of the Year” award in 2018.

Qualifications:

Mr. Gamgort has extensive senior-level executive experience in the consumer products industry and substantial marketing and general management experience. Mr. Gamgort has significant experience overseeing transformational mergers and integrations.

Other Current Public Company Directorships:

None

Keurig Dr Pepper Inc.	2024 PROXY STATEMENT	9

 Proposal 1 — Election of Directors

Director since 2022

Independent

57 years of age

Remuneration & Nomination Committee (Member)

Key skills

Executive Leadership

Consumer Products

Strategic and M&A

Sustainability/Corp. Resp.

Brand Marketing

Digital, Innov. & Tech.

Oray Boston

Biographical Information:

Oray B. Boston Jr. is the Worldwide President of TECA + Sports (Trauma, Extremities, Craniomaxillofacial, Sports and Animal Health) for DePuy Synthes, the Orthopaedics Company of Johnson & Johnson, a role he has held since August 2021, and joined KDP’s Board in November 2022.

With a focus on driving commercial growth and enhancing customer relationships globally, Mr. Boston leads the TECA + Sports platform, strengthening the leadership position in Trauma, enhancing their position in Extremities, elevating their life-changing offerings in Craniomaxillofacial, and bolstering the critical efforts of their Animal Health business. His previous positions at Johnson & Johnson, a pharmaceutical and medical technologies corporation, include Ethicon President of Global Biosurgery (May 2018 to September 2021), Office of Technology Vice President of Commercialization, Ethicon Vice President of Franchise Operations, Biosurgery Vice President of Sales & Marketing, and OTC Vice President of Sales Strategy.

Mr. Boston holds a Bachelor of Science in Industrial Engineering from the University of Southwest Louisiana and a master’s degree from the University of Pennsylvania. He is a member of the CEO Council for Growth of Philadelphia.

Qualifications:

Mr. Boston has expertise in brand and marketing innovation, as well as sales and customer management with key consumer-packaged goods retailers, developed through over 30 years of experience in operations, sales, marketing and other roles at global companies. In addition, Mr. Boston has experience with P&L management.

Other Current Public Company Directorships:

None

Director nominee

Managing Partner and Chief Executive Officer of JAB

47 years of age

No committee memberships

Key skills

Executive Leadership

Consumer Products

Strategic and M&A

Finance & Accounting

Sustainability/Corp. Resp.

Public Company Board

Joachim Creus

Biographical Information:

Joachim Creus is a Managing Partner and the Chief Executive Officer and Vice Chairman of JAB Holding Company, one of our largest stockholders. Mr. Creus has been nominated for election by the Company’s stockholders at the Annual Meeting.

Mr. Creus has held a number of executive officer roles at several JAB holding entities. He served as a Managing Partner of JAB from October 2021 to January 2024 and as a Senior Partner of JAB from April 2019 to October 2021. He is currently a member of the board of directors of Coty Inc., JDE Peet’s N.V. and several JAB controlled companies. Previously, Mr. Creus held various legal- and tax-related positions at Siemens, Rödl & Partner and Tiberghien Lawyers.

Mr. Creus holds several degrees from KU Leuven and an LL.M. in international tax law from Vienna University of Economics and Business.

Qualifications:

Mr. Creus has nearly two decades of experience in managing complex transactions and legal and tax matters in law firm, corporate and fund environments, including deal structuring, financing, contract negotiation and antitrust matters. His extensive work experience in Europe, Asia and North America contributes to his perspective on business, tax and law.

Other Current Public Company Directorships:

Coty Inc., JDE Peet’s N.V.

10	2024 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Proposal 1 — Election of Directors

Director since 2018

Senior Investment Advisor
of JAB

59 years of age

No committee memberships

Key skills

Executive Leadership

Consumer Products

Strategic and M&A

Finance & Accounting

Public Company Board

Olivier Goudet

Biographical Information:

Olivier Goudet is a Senior Investment Advisor at JAB Holding Company and was previously its Managing Partner and Chief Executive Officer from 2012 to November 2023. He has been on KDP’s Board since the formation of the Company in July 2018.

With extensive financial expertise and senior executive experience, Mr. Goudet has a strong track record of leading strategic acquisitions, driving revenue growth and leading governance as a director of several public companies. He serves as Chairman of the Board of JDE Peet’s N.V., Pret A Manger and Krispy Kreme, Inc. He is also on the Boards of Panera Brands; NVA, a pet healthcare company; Coty Inc.; Pret Parent Holding Limited; Bally International and Sages S.A.S. Previously, Mr. Goudet served as Chairman of the Board of Anheuser-Busch InBev SA/NV and was Executive Vice President and Chief Financial Officer of Mars, Inc.

Mr. Goudet holds a degree in Engineering from l’Ecole Centrale de Paris and graduated from the ESSEC Business School in Paris with a major in Finance.

Qualifications:

Mr. Goudet has extensive financial expertise and senior executive experience, as well as significant governance and oversight experience attained through his tenure as a director of several public companies. Mr. Goudet has a strong track record leading strategic acquisitions and integrations and driving revenue growth, along with significant global experience in the consumer-packaged goods and coffee industries.

Other Current Public Company Directorships:

Coty Inc., JDE Peet’s N.V., Krispy Kreme, Inc.

Director since 2021 Independent 50 years of age Audit and Finance Committee (Member) Key skills Strategic and M&A Finance & Accounting Sustainability/Corp. Resp. Public Company Board

Juliette Hickman

Biographical Information:

Juliette Hickman served as an investment analyst at the Capital Group Companies, an investment management company, from 1998 to 2020, with exposure to a broad range of industries on a global basis and specific expertise and focus on the global beverage industry. She joined KDP’s Board in January 2021.

Throughout her career, Ms. Hickman has gained extensive expertise in corporate strategy, valuation, mergers and acquisitions, financial analysis and risk assessment. She is on the Board of Waldencast Plc and an advisor to Jove Island Capital.

Ms. Hickman holds a Bachelor of Arts degree in Politics and Public Administration from Nottingham Trent University and a Postgraduate Certificate in Sustainable Business from the Cambridge Institute of Sustainability Leadership (CISL).

Qualifications:

Ms. Hickman has extensive experience in the beverage industry, and her exposure to a broad range of industries on a global basis from the perspective of an analyst allows her to provide unique stockholder insights. Ms. Hickman has more than 20 years of investing experience and expertise in corporate strategy, valuation, mergers and acquisitions, financial analysis and risk assessment.

Other Current Public Company Directorships:

Waldencast plc

Keurig Dr Pepper Inc.	2024 PROXY STATEMENT	11

 Proposal 1 — Election of Directors

Director since 2018

Lead Independent Director

72 years of age

Remuneration & Nomination Committee (Chair)

Key skills

Executive Leadership

Consumer Products

Strategic and M&A

Sustainability/Corp. Resp.

Brand Marketing

Public Company Board

Paul Michaels

Paul Michaels served as Global President of Mars, Incorporated from 2004 to 2015, leading the company through a time of record growth, with revenue more than doubling and profit dramatically increasing. He has been on KDP’s Board since July 2018 and currently serves as Lead Director and Chair of the RemCo.

His extensive career highlights include launching, building and growing some of today’s most well-known global brands. Mr. Michaels has a focus on operational efficiency and effectiveness developed through decades of executive experience with complex multi-national consumer product organizations. Before joining Mars, Mr. Michaels spent 15 years in leadership positions at Johnson & Johnson, supporting the company’s international expansion and responsible for the growth of many of the company’s flagship brands. He began his career at The Procter & Gamble Company.

Mr. Michaels is on the Board of Directors of Krispy Kreme, Inc. and is a former member of Coty Inc.’s Board. He holds a bachelor’s degree from the University of Notre Dame.

Qualifications:

Mr. Michaels has expertise and creativity in launching, building and supporting global brands in the consumer products industry. Mr. Michaels has a focus on operational efficiency and effectiveness developed through his extensive executive experience with complex multinational consumer product organizations such as Mars and Johnson & Johnson.

Other Current Public Company Directorships:

Krispy Kreme, Inc.

Director since 2018

Independent

67 years of age

Audit and Finance Committee (Member)

Key skills

Executive Leadership

Strategic and M&A

Finance & Accounting

Brand Marketing

Digital, Innov. & Tech.

Public Company Board

Pamela Patsley

Biographical Information:

Pamela “Pam” Patsley served as the Executive Chairman of MoneyGram International, Inc., a payments and money transfer company, from 2016 to 2018 and as its Executive Chairman and Chief Executive Officer from 2009 to 2015. She has been on KDP’s Board since the Company was created in July 2018, having previously served on the Board of Dr Pepper Snapple Group.

Ms. Patsley has extensive management experience at multinational companies. Prior to MoneyGram International, she held positions as Senior Executive Vice President of First Data Corporation, President of First Data International, and President and Chief Executive Officer of Paymentech, Inc. before its acquisition by First Data.

She serves on the Boards of Texas Instruments Incorporated, Hilton Grand Vacations, Inc. and Payoneer Global Inc. She was previously on the Boards of ACI Worldwide, Inc., Molson Coors Brewing Company, Pegasus Solutions, Inc., and Paymentech, Inc. She holds a degree in accounting from the University of Missouri.

Qualifications: Ms. Patsley has extensive management experience at multiple multinational companies and a deep understanding of audit, financial control and technology matters. Ms. Patsley has extensive public company board and corporate governance experience.

Other Current Public Company Directorships:

Hilton Grand Vacations, Inc., Texas Instruments Incorporated, Payoneer Global Inc.

12	2024 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Proposal 1 — Election of Directors

Director since 2021 Partner of JAB 46 years of age No committee memberships Key skills Executive Leadership Consumer Products Brand Marketing Digital, Innov. & Tech. Public Company Board

Lubomira Rochet

Biographical Information:

Lubomira Rochet has been a Partner at JAB Holding Company since June 2021 and joined KDP’s Board in April 2021.

Over the course of her career, she has a strong track record of driving growth through digital leadership and consumer engagement and has extensive expertise in digital transformation, e-commerce and direct-to-consumer selling. From 2014 to 2021, Ms. Rochet was the Chief Digital Officer and a member of the Executive Committee at L’Oréal, a cosmetics company, where she led the beauty giant’s marketing and commercial pivot to a digital-first company. Before that, she served as Deputy CEO of Valtech. She has also held leadership positions at Microsoft, where she led Innovation and Start-ups in France, and at Sogeti, a branch of the Capgemini Group, where she was Vice President of Strategy and Development.

Ms. Rochet is a director of Coty Inc.; Societe Generale, a leading European bank; Brandtech Group, a technology company; Alan, a digital health insurance company; Gardyn, a food produce technology company; Espresso House Holding, AB; NVA, a pet healthcare company; Panera Brands; Pret Parent Holding; Independence Pet Holdings, Inc.; Pinnacle Pet Group Limited; and Bally International. Ms. Rochet previously served on the board of directors of Krispy Kreme, Inc.

She holds a degree from Ecole Normale Supérieure in Paris, Sciences Po Paris, and the College of Europe in Bruges (Belgium).

Qualifications:

Ms. Rochet has deep expertise in digital marketing, ecommerce, direct-to-consumer selling and the use of data, technology and innovative business models. Ms. Rochet brings to the Board a recognized digital transformation track record, significant knowledge of the consumer goods industry and unique perspectives on driving growth through digital leadership and consumer engagement.

Other Current Public Company Directorships:

Societe Generale, Coty Inc.

Keurig Dr Pepper Inc.	2024 PROXY STATEMENT	13

 Proposal 1 — Election of Directors

Director since 2021

Independent

64 years of age

Remuneration & Nomination Committee (Member)

Key skills

Executive Leadership

Consumer Products

Finance & Accounting

Sustainability/Corp. Resp.

Brand Marketing

Public Company Board

Debra Sandler

Biographical Information:

Debra Sandler is the Founder and CEO of Mavis Foods, LLC, a food company focusing on direct-to-consumer sales, and President and Chief Executive Officer of consulting firm La Grenade Group, LLC. She has been on KDP’s Board since March 2021.

Ms. Sandler has extensive experience in the consumer-packaged goods industry and a deep understanding of consumer behavior and the evolving retail landscape. She previously served as Chief Health and Wellbeing Officer at Mars, Incorporated and Chief Consumer Officer and President of Mars Chocolate North America. She also held senior leadership positions with Johnson & Johnson, including as Worldwide President for McNeil Nutritionals LLC, and spent more than a decade with PepsiCo, Inc.

Ms. Sandler serves on the Board of Archer-Daniels-Midland Company, Dollar General Corporation and Gannett Co., Inc. She is also a member of the Board of Advisors for Pharmavite, LLC, a wholly owned subsidiary of Otsuka Pharmaceuticals, and a trustee for Hofstra University. Ms. Sandler is a regular speaker on topics such as diversity and inclusion, multicultural business development and health and wellbeing in the consumer packaged goods industry.

She holds a bachelor’s degree from Hofstra University and a master’s degree in Marketing from New York University.

Qualifications:

Ms. Sandler has an extensive understanding of consumer behavior and the evolving retail environment, including valuable e-commerce and strategic planning experience. Ms. Sandler has a proven record of creating, building, enhancing, and leading well-known consumer brands as a result of the leadership positions she has held with Mars, Johnson & Johnson and PepsiCo.

Other Current Public Company Directorships:

Archer-Daniels-Midland Company, Dollar General Corporation, Gannett Co., Inc.

Director since 2018 Independent 72 years of age Audit and Finance Committee (Chair) Key skills Executive Leadership Consumer Products Strategic and M&A Finance & Accounting Public Company Board

Robert Singer

Biographical Information:

Robert “Bob” Singer is the former Chief Executive Officer of Barilla Holding S.p.A., an Italian food company, and has been on KDP’s Board since the Company formed in July 2018. Mr. Singer currently serves as Chair of the Audit and Finance Committee.

Mr. Singer’s career includes executive experience in operations and finance as well as numerous Board of Director roles for various public companies. Previous positions include President and Chief Operating Officer of Abercrombie and Fitch Co. and Chief Financial Officer at Gucci Group N.V.

Mr. Singer currently serves on the Boards of Coty Inc., Panera Brands, Swarovski International Holding and Bally International. He was previously on the Boards of Tiffany & Co., Gianni Versace S.p.A., Jimmy Choo PLC and Mead Johnson Nutrition.

Mr. Singer holds a bachelor’s degree from Johns Hopkins University, a master’s degree from the University of California, Irvine, and a master’s degree in Accounting from New York University.

Qualifications:

Mr. Singer has extensive operating, financial and executive experience as a former chief executive officer. Mr. Singer has financial acumen developed through his extensive executive experience and significant public company board experience (including audit chair experience).

Other Current Public Company Directorships:

Coty Inc.

14	2024 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Corporate Governance Practices

CORPORATE GOVERNANCE PRACTICES

KDP is committed to strong corporate governance policies and practices, which are embodied in our Corporate Governance Principles, available at www.keurigdrpepper.com. The RemCo reviews the Corporate Governance Principles annually to ensure they reflect evolving best practices and regulatory requirements, including Nasdaq listing standards. The governance practices highlighted below are reflected in the Corporate Governance Principles, our By-Laws and our committee charters, as appropriate.

Board Leadership Structure

The Board is responsible for broad corporate policy and overall performance of the Company through oversight of management and stewardship of the Company. Among other duties, the Board selects and advises the Company’s officers, assigns to them responsibility for management of the Company’s business, and monitors their performance.

The Board recognizes that its leadership structure – particularly the combination or separation of the CEO and Chairman roles – is driven by the needs of the Company, and that different leadership structures are appropriate for different circumstances. As a result, the Company does not currently have a policy requiring either the combination or separation of leadership roles. Instead, the Board periodically evaluates its leadership structure and maintains flexibility to determine which arrangement is best suited for the conditions facing the Company at that time.

Executive Chairman

As discussed on page 2, on April 26, 2024, Mr. Gamgort transitioned his CEO duties to Mr. Cofer and began serving exclusively as the Company’s Executive Chairman. Mr. Gamgort had served as both Chairman of the Board and CEO since 2019, other than a brief period of service as solely Executive Chairman in 2022. By serving in both positions, Mr. Gamgort was able to draw on his extensive experience leading both public and private companies to focus the Board’s discussions and guide review of the Company’s strategy, resulting in efficient decision-making and effective governance for the Company. With Mr. Cofer transitioning to CEO, the separation of the CEO and Executive Chairman roles will permit Mr. Cofer to focus on managing and operating the Company, while Mr. Gamgort directs his attention to certain strategic issues determined by the Board.

In his role serving exclusively as Executive Chairman, Mr. Gamgort will have responsibilities in the following areas, unless otherwise determined by the Board:

▪	advising the CEO;

▪	acting as a liaison between the Board and management;

▪	focusing efforts on corporate strategy, strategic customer and partner relationships and corporate development, including any particular projects delegated by the Board and

▪	communicating to both internal and external stakeholders, as appropriate.

Lead Independent Director

In 2021, the Board created a Lead Director position to bring additional knowledge, oversight and accountability to the Company’s leadership structure. The Company’s Corporate Governance Principles provide for an independent and active Lead Director who is designated by the independent directors with clearly defined leadership authority and responsibilities. As set forth in the Corporate Governance Principles, the Lead Director’s responsibilities include:

▪	presiding at any meetings of the Board at which the Executive Chairman is not present;

▪	chairing executive sessions of the non-employee or independent directors;

▪	serving as a liaison between the independent directors and the Executive Chairman and otherwise facilitating communications among members of the Board;

▪	providing input to the Executive Chairman on meeting agendas, schedules and other information sent to the Board;

▪	being available for consultation with investors, regulators or other significant stakeholders; and

▪	assisting the RemCo with evaluating Board and management performance.

Less formally, the Lead Director acts as a “sounding board” and advisor to the Executive Chairman, and he seeks to facilitate healthy discussion among other directors both inside and outside of the boardroom.

Keurig Dr Pepper Inc.	2024 PROXY STATEMENT	15

 Corporate Governance Practices

Paul Michaels served as Lead Director in 2023 and was reappointed to the role in 2024. The independent directors believe that Mr. Michaels is well suited to serve as Lead Director due to his more than 30 years of consumer products industry experience, including at major companies such as Mars, Johnson & Johnson, and Procter & Gamble. He has a track record of industry accomplishments and executive leadership, and he is deeply engaged in the Company’s vision of a beverage for every need, anytime, anywhere. As a result of this, he is well positioned to carry out the responsibilities of the Lead Director and provide constructive, independent and informed guidance and oversight to management.

Board Meetings

Our Board met seven times during 2023. Each current director attended at least 75% of the total number of meetings of the Board and committees on which such director served that were held during 2023 while the director was a member. Directors are also expected to attend annual meetings of stockholders, and ten of our eleven directors who were on the Board at the time attended the 2023 Annual Meeting of Stockholders.

In addition to Board and committee meetings, our directors also discharge their duties through, among other things, less formal group communications, including discussions, briefings and educational sessions with members of senior management and others as appropriate regarding relevant matters.

Committees

The Board’s standing committees, their membership and the number of meetings held in 2023 are set forth below. Charters for each of our standing committees are available at our corporate governance webpage at www.keurigdrpepper.com.

▪	All members of the RemCo and the Audit and Finance Committee (the “Audit Committee”) satisfy the standards of independence applicable to members of such committees, including Nasdaq listing standards.

▪

All members of the Audit Committee meet the financial literacy requirements under Nasdaq listing standards and independence requirements under Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has also determined that all of the members of the Audit Committee are “audit committee financial experts” within the meaning of the U.S. Securities and Exchange Commission (“SEC”) rules and have financial sophistication in accordance with Nasdaq listing standards. No Audit Committee member received any payments in 2023 from us other than compensation for service as a director.

▪

The Board has determined that all members of the RemCo meet the heightened independence standards under the Nasdaq listing standards and are “non-employee” directors as defined under Rule 16b-3 under the Exchange Act.

REMUNERATION AND NOMINATION COMMITTEE
Current Members Paul Michaels (Chair) Oray Boston Debra Sandler 7 Meetings Held in 2023

Primary Responsibilities

▪   Assist the Board in discharging its responsibilities relating to executive compensation and oversight of the Company’s executive remuneration plans, policies and programs.

▪   Identify and recommend to the Board individuals qualified to serve as directors of the Company.

▪   Review the Company’s human capital management strategies.

▪   Advise the Board with respect to the size, structure, composition, and functioning of the Board and its committees.

▪   Review the Corporate Governance Principles and recommend changes to the Board as appropriate.

▪   Oversee the evaluation of the Board and management performance.

▪   See also “Compensation Discussion and Analysis” for information regarding the processes and procedures followed by the RemCo in considering and determining executive compensation.

16	2024 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Corporate Governance Practices

AUDIT AND FINANCE COMMITTEE
Current Members Robert Singer (Chair) Juliette Hickman Pamela Patsley 8 Meetings Held in 2023

Primary Responsibilities

▪   Oversee the integrity of the Company’s financial reporting process and systems of internal controls, including the integrity of the Company’s financial statements.

▪   Oversee compliance with KDP’s Code of Conduct and laws and regulations.

▪   Oversee the independence, qualifications and performance of the Company’s independent auditors and internal audit department.

▪   Oversee cybersecurity risk management.

▪   See also “Report of the Audit Committee.”

The Board’s Oversight Responsibilities

The Company’s corporate governance practices and policies ensure substantial independent oversight of management. For instance:

▪

The Board has a majority of independent and non-employee directors. Six of the 11 director nominees are independent under Nasdaq’s listing rules, and 9 of the 11 director nominees are non-employee directors. All of the Company’s directors are elected annually.

▪

The Board’s standing committees are composed solely of independent directors. The RemCo and Audit Committee are each composed solely of independent directors. The committees provide independent oversight of management.

▪

The Board’s non-employee directors and independent directors meet regularly in executive session. The non-employee directors meet regularly in executive session without management present and, consistent with Nasdaq listing rules, the independent directors also meet regularly in executive session. These sessions are chaired by the Lead Director.

Board Oversight of Risk

The Board views the oversight of the Company’s strategy and operations as one of its key responsibilities and understands that risk is inherent in accomplishing the Company’s objectives. Oversight of the Company’s risk management is therefore an important function of the Board. The Board and management consider factors such as a risk’s likelihood, potential impact and time horizon. To evaluate risk and administer its oversight function, the Board relies on the breadth and depth of experience of its directors, delegating responsibility to its standing committees as appropriate. To the extent necessary, the Board also discusses risks during its executive sessions. Management plays a key role in risk management and regularly provides updates to the Board. The Board is also informed on the recommendations of external advisors, including law firms, financial firms, auditors, compensation consultants and other experts.

The Board of Directors

The Board as a whole primarily oversees matters related to strategic and operational risk. The Board’s standing committees report to the full Board regarding their respective considerations and actions. The Board’s role in the Company’s risk oversight process includes reviewing and discussing with members of management areas of material risk to the Company, including strategic, operational, financial and legal risks.

The Audit and Finance Committee

The Audit Committee oversees matters of financial, legal and compliance risk. In administering this oversight, the Audit Committee regularly receives reports from the Controller, Treasurer, General Counsel, head of Internal Audit and others, and it interacts directly with the Company’s independent auditors. The Audit Committee has been delegated responsibility for oversight of data privacy and cybersecurity risk and receives regular updates from the Company’s Chief Information Officer and its Chief Information Security Officer.

The Remuneration and Nomination Committee

The RemCo addresses risks related to compensation and other talent-related matters, as well as risks associated with Board independence and governance. It receives regular reports from the Chief Human Resources Officer and its independent compensation consultant, Frederic W. Cook & Co. (“FW Cook”).

Keurig Dr Pepper Inc.	2024 PROXY STATEMENT	17

 Corporate Governance Practices

Management

Management plays a central role in the Company’s risk management and regularly provides updates to the Board on a variety of relevant matters, including strategy and operations, cybersecurity, data privacy, sustainability, human capital management, supply chain, legal matters and other key topics. The Company’s processes, disclosure controls and procedures and internal controls are designed to facilitate the identification and management of risks and to cause key risks to be escalated to the Board. In some cases, management implements its risk management function through internal committees. The Company’s full Disclosure Review Committee meets at least quarterly and is comprised of several members of senior management, including our Controller, General Counsel, the financial heads for our business units, the heads of Internal Audit and Financial Planning & Analysis and others. The Disclosure Review Committee discusses key issues within the Company that may implicate public reporting, which are elevated to the Board as appropriate. Similarly, the Company’s Sustainability Governance Committee, which is comprised of select Executive Leadership Team members and other key leaders, monitors and responds to ESG-related risk and periodically reports to the Board through the Chief Corporate Affairs Officer.

Board Oversight of Corporate Responsibility and ESG Matters

The Board oversees KDP’s corporate responsibility strategy and goals and sets the tone for the Company’s commitment to act responsibly and be a force for positive impact. Our Corporate Governance Principles reflect our longstanding commitment to addressing ESG matters directly with the full Board. In this regard, the Board oversees the Company’s environmental sustainability and social responsibility strategies and commitments, including for climate, water, circular economy, health and wellbeing, sustainability practices within our supply chain, human rights, and diversity and inclusion. The RemCo assists the Board with oversight of human capital management strategies and corporate governance matters.

The full Board approves long-term goals and commitments under our focus areas of Environment, Supply Chain, Health & Wellbeing and People & Communities. KDP executive leaders help guide and develop these corporate responsibility programs; the KDP Executive Leadership Team ensures alignment of our corporate responsibility approach and strategies with our long-term business objectives, provides advisory support on programs and monitors progress. The Chief Corporate Affairs Officer provides periodic updates on progress to the Board.

We are committed to transparency and information sharing in corporate responsibility, including related ESG topics that impact our Company, and plan to release our sixth annual Corporate Responsibility Report in the summer of 2024. Our Corporate Responsibility Reports and policies, including our ethics and compliance policies, can be found at www.keurigdrpepper.com. The information on, or accessible through, our website is not incorporated by reference into, and is not a part of, this Proxy Statement.

Board and Committee Evaluations

The Board, as well as each standing committee, conducts an annual self-evaluation to assess its performance. All directors participate in the formal evaluation process, responding to written questions designed to elicit information to be used in improving Board and committee effectiveness. Director feedback is solicited from the formal self-evaluation process and is shared on an anonymous basis with the entire Board and committee and, where appropriate, addressed with management. In response to feedback from the evaluation process, our Board and committees work with management to improve our policies and procedures to further Board and committee effectiveness.

Code of Conduct

We are dedicated to earning the trust of our customers and investors, and our actions are guided by the principles of integrity, trustworthiness, dependability and respect. The Board has adopted a Code of Conduct that all employees, officers and directors are expected to adhere to. All employees and all Board members are required to participate in annual Code of Conduct training and certifications, and a material violation of the Code of Conduct is cause for termination. Our Code of Conduct is posted on our website at www.keurigdrpepper.com within “Our Policies” found under “Who We Are” on our homepage. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K or applicable stock exchange rules regarding any amendment to, or waiver from, a provision of the Code of Conduct for our directors and executive officers (including senior financial officers) by posting such information on our website at www.keurigdrpepper.com.

18	2024 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Corporate Governance Practices

Certain Relationships and Related Party Transactions

Related Person Transactions Policy

We have adopted a written Related Person Transactions Policy, which applies to any transaction or proposed transaction in which KDP is a participant, the amount involved exceeds $120,000, and a related person under the policy has a direct or indirect material interest. In general, related persons are directors, executive officers, their immediate family members, and stockholders beneficially owning more than 5% of our outstanding stock and their immediate family members. Pursuant to this policy, management determines whether a transaction requires review by the disinterested directors of the Board or Audit Committee. Based on its consideration of all of the relevant facts and circumstances, the disinterested members of the Board or Audit Committee, as applicable, decide whether or not to approve such transactions and approve only those transactions that are deemed to be in the best interests of KDP and its stockholders. Our Related Person Transactions Policy also includes certain exceptions for transactions that are considered pre-approved under the terms of the policy.

Certain Related Person Transactions

Existing Commercial Arrangements with JAB Related Persons

KDP has previously negotiated and disclosed a number of arm’s length commercial arrangements with Peet’s Coffee & Tea, Inc. (“Peet’s”), Caribou Coffee Company, Inc. (“Caribou”), Einstein Bros Bagels (“Einstein Bros”), and Krispy Kreme, Inc. (“Krispy Kreme”). KDP’s largest stockholder, JAB, has controlling or significant investments in Peet’s, Krispy Kreme and Panera Brands, which includes Caribou and Einstein Bros.

KDP purchases certain raw materials from Peet’s and manufactures coffee and tea portion packs under Peet’s brands for sale by KDP and Peet’s in the U.S. and Canada. KDP exclusively manufactures, distributes and sells Peet’s ready-to-drink beverage products in the U.S. and Canada. Peet’s is also an authorized distributor of KDP products. KDP licenses the Caribou and Krispy Kreme trademarks for use in the manufacturing of portion packs for the Keurig brewing system. KDP also sells various syrups and packaged beverages to Caribou, Einstein Bros and Krispy Kreme for resale to retail customers.

Related Person Transactions in 2024

On March 5, 2024, KDP repurchased 35 million shares from JAB, our largest stockholder, (the “Repurchase”) in connection with JAB’s underwritten secondary offering of 100 million shares of KDP’s common stock. KDP repurchased the shares at a per share of $28.90, the price paid by the underwriters, for a total price of $1,011,500,000. In accordance with our Related Person Transactions Policy, the Repurchase was approved by a majority of the disinterested directors on the Board.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors and officers and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. Based on our review of such reports and written representations from our directors and officers, except as previously reported, we believe that all such filing requirements were met from January 1, 2023 through the record date, with the exception of (1) for Karin Rotem-Wildeman, one Form 4 relating to one transaction, filed late on August 4, 2023 due to administrative error and (2) for Roger Johnson, one timely filed Form 3 that inadvertently reported the incorrect number of shares of common stock beneficially owned.

Where to Find More Information

You can access our corporate governance documents, including the policies listed below, at www.keurigdrpepper.com. We will also provide copies of any of these documents to stockholders upon written request to the Corporate Secretary.

▪	By-Laws

▪	Corporate Governance Principles

▪	Board Committee Charters

▪	KDP Code of Conduct

▪	Political Contributions Policy

▪	Supplier Code of Conduct

▪	Environmental Policy

▪	Water Policy

▪	Climate Policy

Keurig Dr Pepper Inc.	2024 PROXY STATEMENT	19

 Corporate Governance Practices

Stockholder Outreach and Communications with the Board

As part of our effort to better understand our stockholders’ perspectives, we regularly engage with our stockholders, seeking their input and views on various matters. We discuss a variety of topics with our stockholders, including the Company’s business strategy, financial performance, executive compensation and environmental, social and governance matters. The Board values our stockholders’ perspectives, and the feedback we receive continues to inform our policies and practices.

Any interested party may communicate with the Board, the Executive Chairman, the Lead Director or the independent directors on a Board-related issue by sending an email to ir@kdrp.com or corporatesecretary@kdrp.com or sending a written communication to: Corporate Secretary, Keurig Dr Pepper Inc., 6425 Hall of Fame Lane, Frisco, TX 75034. Communications related to the responsibilities of the Board will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication.

Director Compensation

Our non-employee director compensation program is guided by three goals: compensation should fairly pay directors for work required in a company of our size and scope; compensation should align directors’ interests with the long-term interests of stockholders; and the structure of the compensation should be easy for stockholders to understand. The Board believes that a director’s total compensation should include a significant equity component because it believes that this more closely aligns the long-term interests of directors with those of stockholders and provides a continuing incentive for directors to foster the Company’s success. In furtherance of these goals, our non-employee directors are bound by an equity ownership requirement of at least five times the annual cash retainer for a director.

Directors’ compensation is determined by the Board, and the RemCo makes recommendations to the Board based on periodic benchmarking assessments and advice received from FW Cook, its independent compensation consultant. While director compensation was unchanged from fiscal 2022 to fiscal 2023, in 2023, the Board approved an increase of $10,000 to the annual equity award granted to all directors and an increase of $5,000 to the annual cash retainer for all directors, effective beginning in fiscal 2024, in each case to maintain alignment with market practices for a company of our size and scope.

Summary of 2023 Compensation Elements

Annual Compensation Elements	Amount

Board Retainer	$105,000

Audit & Finance Committee Chair Retainer	40,000

Remuneration & Nominating Committee Chair Retainer	30,000

Lead Director Retainer	40,000

Annual Equity Award	165,000

In determining the number of shares that will be issued in connection with an annual equity award to directors, the Company divides the dollar amount of an award approved by the Board by the closing price per share of KDP common stock on the date of grant of the award. Annual equity awards to directors vest in full on the fifth anniversary of the grant date. If a director’s service with the Company terminates for any reason, the award will vest in full on the termination date, except that awards granted within one year of the termination date will vest on a pro rata basis.

20	2024 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Corporate Governance Practices

Non-Employee Director Compensation for Fiscal 2023

The following table contains information with respect to the annual compensation of our non-employee directors earned during 2023 with respect to their Board service:

Name	Fees Earned Or Paid In Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)

Oray Boston	$96,250	$147,676	$243,926

Michael Call(4)	52,500	147,676	200,176

Olivier Goudet	105,000	147,676	252,676

Peter Harf	105,000	147,676	252,676

Juliette Hickman	105,000	147,676	252,676

Paul Michaels	175,000	147,676	322,676

Pamela Patsley	105,000	147,676	252,676

Lubomira Rochet	105,000	147,676	252,676

Debra Sandler	105,000	147,676	252,676

Robert Singer	145,000	147,676	292,676

Larry Young	105,000	147,676	252,676

(1)	The amounts reported in this column reflect cash retainers paid in 2023. The directors are paid their cash retainers quarterly in arrears.

(2)

The amounts reported in this column reflect the grant date fair value associated with restricted stock units (“RSUs”) granted to each director and are computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, Stock Compensation (“ASC 718”). In accordance with ASC 718, the amounts reported in this column are lower than the face value of the awards when approved because the RSUs do not accrue or otherwise participate in the Company’s dividends prior to vesting. Even though the RSUs may be forfeited, the amounts reported do not reflect this contingency.

(3)

The following table shows the aggregate number of outstanding RSUs for each non-employee director as of December 31, 2023. Mr. Call was no longer serving as a Company director as of December 31, 2023 and held no outstanding unvested KDP equity awards as of such date.

Name	KDP RSUs

Oray Boston	4,826

Michael Call	—

Olivier Goudet	27,429

Peter Harf	27,429

Juliette Hickman	14,326

Paul Michaels	27,429

Pamela Patsley	27,429

Lubomira Rochet	11,385

Debra Sandler	11,385

Robert Singer	27,429

Larry Young	27,429

(4)

Mr. Call resigned from the Board effective March 2, 2023. During the period he served, Mr. Call was an officer of Mondelēz International, Inc. (“Mondelēz”) and served on the Board of KDP as a nominee of Mondelēz. Mr. Call agreed that he would not receive any separate compensation for serving as a director of KDP and would transfer to Mondelēz any director compensation he received from KDP, including any shares issued upon settlement of any RSUs.

Keurig Dr Pepper Inc.	2024 PROXY STATEMENT	21

 Executive Officers

EXECUTIVE OFFICERS

Our executive officers are as follows:

Executive Officers	Age	Position

Andrew Archambault	50	President, U.S. Refreshment Beverages

Timothy Cofer	55	Chief Executive Officer

Mary Beth DeNooyer	53	Chief Human Resources Officer

Robert Gamgort	61	Executive Chairman

Roger Johnson	45	Chief Supply Chain Officer

Patrick Minogue	49	President, U.S. Coffee

Monique Oxender	48	Chief Corporate Affairs Officer

Sudhanshu Priyadarshi	47	Chief Financial Officer and President, International

Karin Rotem-Wildeman	52	Chief Research & Development Officer

Anthony Shoemaker	41	Chief Legal Officer, General Counsel and Secretary

Justin Whitmore	41	Chief Strategy Officer

For more information about Messrs. Cofer and Gamgort, see “Proposal 1 – Election of Directors.” Biographical information about our other executive officers is set forth below:

Andrew Archambault	President, U.S. Refreshment Beverages

Andrew Archambault has served as our President, U.S. Refreshment Beverages since November 2023. He leads all aspects of the business unit including marketing, fountain food service, concentrate sales, and our nationwide direct store delivery (DSD) network.

Prior to this appointment, Mr. Archambault served as President, Commercial & Beverage Concentrates beginning in August 2022, where he led full-portfolio business planning, national account management and sales execution and all enterprise commercial functions as well as fountain food service and cola-affiliated bottlers and distributors. He was previously our Chief Customer Officer from January 2021 to August 2022 and our Senior Vice President of National Retail Sales from October 2018 to January 2021. Prior to that, he was Senior Vice President for U.S. Commercial Strategy at Keurig Green Mountain.

Before joining Keurig Green Mountain, Mr. Archambault served as Chief Commercial and Customer Officer for The Nature’s Bounty, Co. and as Vice President and Managing Director for Bacardi USA. His career also includes 17 years at The Coca-Cola Company, where he held a variety of sales and corporate roles.

Mr. Archambault is an Executive Board and Committee member of the American Beverage Association (ABA) and a member of the Board of Directors of Tractor Beverage Company. He earned undergraduate degrees in Business Management and Political Science from Gettysburg College and an MBA from Georgia State University.

Mary Beth DeNooyer	Chief Human Resources Officer

Mary Beth DeNooyer joined KDP as Chief Human Resources Officer in July 2019. She leads all Human Resources responsibilities including recruitment, talent management and organizational development, compensation and benefits, employee and labor relations, and diversity and inclusion.

With nearly 30 years of career experience in food and beverage companies, Ms. DeNooyer has extensive experience in designing and implementing HR processes and programs to support publicly traded companies. Prior to joining KDP, she served as Chief HR Officer at Pinnacle Foods for six years, as Chief Human Resources Officer for Hillshire Brands and held key HR roles at Sara Lee.

She spent more than a decade with Pepsi Bottling Group, holding progressive HR leadership roles, and started her career with General Mills.

She holds a master’s degree in Industrial and Labor Relations from Cornell University and a bachelor’s degree in Business Administration from Drexel University.

22	2024 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Executive Officers

Roger Johnson	Chief Supply Chain Officer

Roger Johnson was named Chief Supply Chain Officer of KDP in October 2022. He is responsible for the Company’s end-to-end supply chain, including manufacturing, procurement, logistics, warehousing, transportation and quality, environment, health and safety.

Mr. Johnson joined KDP in 2016 and has held several leadership positions across the supply chain and R&D organizations, including Chief Product Officer for the Keurig brand from September 2021 to October 2022 and Senior Vice President, Global Product Organization and GM Asia from April 2020 to September 2021. In those roles, he established KDP’s global operations center in Singapore, diversified the organization’s brewer manufacturing network across Asia and designed highly successful brewer innovation strategies.

With more than 20 years of experience in consumer durables, electronics, food and beverage and automotive industries, Mr. Johnson has held leadership roles in product development, engineering and supply chain for organizations including BISSELL Homecare, Whirlpool Corporation and Ford Motor Company.

He holds a bachelor’s and master’s degree in engineering from Purdue University and an MBA from the University of Michigan.

Patrick Minogue	President, U.S. Coffee

Patrick Minogue has served as our President, U.S. Coffee since November 2023, driving the Company’s leadership position in the single-serve coffee category by leading Keurig system strategy, brand marketing, direct-to-consumer, digital products, away-from-home and partner management.

He was previously Senior Vice President and GM of Coffee Operations for KDP from June 2023 to November 2023, Senior Vice President, Digital and Keurig System Strategy from January 2023 to June 2023 and Senior Vice President, Keurig Experience from November 2020 to December 2022, among other roles. Since joining the Company in 2015, Mr. Minogue has leveraged his background in technology and marketing, and his more than fifteen years of beverage industry experience, to enhance KDP’s consumer-facing capabilities. He has played a key role in the innovation and growth of the Keurig system, including the successful launch of connected brewers, the strategy and products that are capturing iced and specialty coffee occasions, and the ongoing growth of KDP’s leading e-commerce platforms, including Keurig.com.

Prior to joining KDP, Mr. Minogue served as Vice President of Customer Marketing for Bacardi USA, where he led a transformation of commercial and channel strategy capabilities. He had previously spent five years as a brand marketer, working on some of the largest brands at Molson Coors Beverage Company (then MillerCoors). Mr. Minogue began his career with commercial roles in the technology industry.

He holds an MBA from Georgetown University and a bachelor’s degree from Harvard University.

Monique Oxender	Chief Corporate Affairs Officer

Monique Oxender has served as KDP’s Chief Corporate Affairs Officer since November 2023 and served as our Interim Chief Corporate Affairs Officer from August 2023 until November 2023, leading KDP’s sustainability, government affairs, corporate communications and internal communications work.

She was previously KDP’s Senior Vice President & Chief Sustainability Officer from November 2014 to August 2023, where she designed and implemented the organizational and strategic framework for the Company’s corporate responsibility platform. Before KDP, Ms. Oxender held management roles with Ford Motor Company, where she designed and managed industry-leading supply chain sustainability programs and served in leadership roles for critical multi-stakeholder collaborations working with industry associations, the United Nations Global Compact, U.S. State Department, Department of Labor and the Organization for Economic Co-operation and Development (OECD).

Ms. Oxender serves on the Board of Directors for World Coffee Research. She is a member of the Strategic Advisory Council for The Erb Institute, a partnership between the Ross School of Business and the School for Environment and Sustainability at the University of Michigan. She was previously recognized as one of the Top 100 Leaders in Sustainability by Sustainability Magazine.

She holds an MBA and a master’s degree in Resource Ecology from the University of Michigan and dual bachelor degrees from Miami University.

Keurig Dr Pepper Inc.	2024 PROXY STATEMENT	23

 Executive Officers

Sudhanshu Priyadarshi	Chief Financial Officer and President, International

Sudhanshu Priyadarshi has served as our Chief Financial Officer since November 2022, with his role expanding to include President, International in November 2023. He leads the Finance, Information Technology organizations and is responsible for KDP’s International Business Segment.

A seasoned global finance, strategy and operations executive, Mr. Priyadarshi has more than 25 years of leadership experience in the food and beverage, retail, pharmaceutical and logistics industries. Before KDP, from April 2020 to November 2022, Mr. Priyadarshi was CFO of Vista Outdoor Inc. (NYSE: VSTO), a leading global designer, manufacturer and marketer of outdoor sports and recreation consumer products.

Previously, from 2018 to 2019, Mr. Priyadarshi served as CFO of Flexport, a worldwide provider of logistics solutions, where he led all financial operations, Global Real Estate and Insurance P&L. He also held leadership positions at Walmart as Vice President of Finance for the growing U.S. e-commerce and Vice President of Finance and Strategy for the $100 billion General Merchandise and Softline division. Before Walmart, he worked at Cipla as the Global COO and Global Head of Corporate Strategy and Development. He held progressive roles in his 14 years at PepsiCo, including CFO of Global R&D and PepsiCo Global Nutrition Platforms.

Mr. Priyadarshi serves on the Board of Directors of Wabash (NYSE: WNC), a world-class manufacturer of advanced engineered solutions and services for the transportation, logistics and distribution industries.

He holds a bachelor’s degree in Physics from Tilka Manjhi Bhagalpur University in India and an MBA in Finance from the University of Technology, Sydney.

Karin Rotem-Wildeman	Chief Research & Development Officer

Karin Rotem-Wildeman serves as our Chief Research & Development Officer, leading product development, packaging innovation, flavor technology and associated R&D capabilities.

Ms. Rotem-Wildeman joined KDP in January 2023 with over 25 years of leadership experience in product innovation and commercialization for leading global food and beverage companies, including PepsiCo, Nestle and GODIVA Chocolatier, where she was the Global Head of Research and Development from September 2019 to January 2021. Additionally, from January 2021 to December 2022, she was Chief Scientific Officer at the LIVEKINDLY Collective, a plant-based startup with a portfolio of established brands and innovative new products.

Ms. Rotem-Wildeman spent 18 years with PepsiCo in global R&D leadership roles across beverages and food, last serving as Senior Vice President, Beverage Regional R&D. During her tenure, she led innovation into emerging white spaces as well as renovation in core categories and oversaw work in process development, strategy, portfolio management and venture capital investment.

Ms. Rotem-Wildeman holds a Doctorate in Chemical Engineering from the University of Massachusetts Amherst and a bachelor’s degree in Chemical Engineering from Lehigh University. She currently serves on the department advisory boards of both academic institutions.

Anthony Shoemaker	Chief Legal Officer, General Counsel and Secretary

Anthony Shoemaker has served as our Chief Legal Officer, General Counsel & Corporate Secretary since October 2021.

Prior to this appointment, he had been with the Company as Senior Vice President and Assistant General Counsel from April 2020 to September 2021, leading the legal efforts for securities, corporate governance, finance, tax, treasury and mergers and acquisitions.

Before KDP, Mr. Shoemaker served as Vice President, Assistant General Counsel and Corporate Secretary at Tenet Healthcare, a healthcare services company, where he held various positions of increasing responsibility from September 2014, including most recently as Assistant General Counsel & Corporate Secretary from May 2018 to April 2020, and was responsible for a broad range of corporate and transactional legal matters. He began his legal career as a corporate attorney at Gibson, Dunn & Crutcher LLP.

Mr. Shoemaker holds a Bachelor of Business Administration in Management from Abilene Christian University and received his Juris Doctorate from The University of Chicago Law School.

24	2024 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Executive Officers

Justin Whitmore	Chief Strategy Officer

Justin Whitmore has served as our Chief Strategy Officer since March 2021. He is responsible for enterprise strategy, mergers and acquisitions, strategic partnerships, and venture investments.

Before joining KDP, from 2017 to 2021, Mr. Whitmore held end-to-end strategy, venture, and general management roles at Tyson Foods, a multinational food company, including Executive Vice President and Chief Strategy & Sustainability Officer. He has also worked extensively with leading consumer packaged goods companies as a management consultant at McKinsey & Company.

Mr. Whitmore has previously been named to CNN’s “Risk Takers” list of the top 20 leaders pushing global business forward, featured as an “American Food Hero” by EatingWell magazine and included in Savoy magazine’s Most Influential Black Executives in Corporate America and Black Enterprise magazine’s 300 Most Powerful Executives in Corporate America.

Mr. Whitmore serves on the Board of Directors of Nutrabolt, a leader in sports nutrition and better-for-you performance beverages, and Athletic Brewing Co., the market leader in non-alcoholic craft beer, as well as on the Corporate Advisory Board of the University of Notre Dame’s Mendoza College of Business.

He earned his bachelor’s degree in Management from the University of Alabama at Birmingham and his MBA from the Mendoza College of Business at the University of Notre Dame.

Keurig Dr Pepper Inc.	2024 PROXY STATEMENT	25

 Proposal 2 — Advisory Resolution to Approve KDP’s Executive Compensation

PROPOSAL 2 – ADVISORY RESOLUTION TO APPROVE KDP’S EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, the Company is asking stockholders to approve an advisory resolution to approve the Company’s executive compensation as reported in this Proxy Statement. As described in the Compensation Discussion and Analysis section of this Proxy Statement, the Company’s executive compensation programs are designed to attract and retain talent through the alignment of pay and financial interests of our executives with stockholder value creation. We will continue to design and implement our compensation programs and policies in line with this philosophy to promote superior performance results and generate greater value for our stockholders.

In accordance with the Exchange Act, and as a matter of good corporate governance, the Company is asking stockholders to approve the following non-binding advisory resolution at the 2024 Annual Meeting:

“RESOLVED, that the stockholders of Keurig Dr Pepper Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, compensation tables and the related narrative discussion in the Proxy Statement for the Company’s 2024 Annual Meeting of Stockholders.”

Because your vote on this proposal is advisory, it will not be binding on the Board. However, the RemCo and the Board will consider the outcome of the vote when making future compensation decisions. The Board currently holds this “say on pay” advisory vote on an annual basis and expects the next such vote after the 2024 Annual Meeting will be held at the Company’s 2025 Annual Meeting of Stockholders.

The Board unanimously recommends that KDP’s stockholders vote “FOR” the approval of the Advisory Resolution to Approve KDP’s Executive Compensation

26	2024 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis that follows describes our executive compensation philosophy and programs, as well as the RemCo’s compensation-setting process and the 2023 compensation of our named executive officers (“NEOs”).

Our NEOs for fiscal 2023 are:

Robert Gamgort Executive Chairman, effective April 26, 2024 Chief Executive Officer for 2023	Sudhanshu Priyadarshi Chief Financial Officer and President, International	Timothy Cofer Chief Executive Officer, effective April 26, 2024 Chief Operating Officer for 2023

Karin Rotem-Wildeman Chief Research & Development Officer	Andrew Archambault President, U.S. Refreshment Beverages

Mr. Gamgort served as the Chief Executive Officer of the Company through April 26, 2024, at which time he transitioned to a role as the Company’s Executive Chairman and Mr. Cofer was promoted from Chief Operating Officer to Chief Executive Officer. Mr. Priyadarshi’s role of Chief Financial Officer was expanded to also include the position of President, International, effective November 6, 2023. Mr. Archambault was promoted from President, Commercial & Beverage Concentrates, to President, U.S. Refreshment Beverages, effective November 6, 2023.

2023 Compensation Decisions	31

2024 Succession Plan	35

Other Matters	36

Overview

2023 Performance Highlights

During 2023, KDP achieved the following financial and operational highlights:

Net Sales $14.8B 5.4% as compared to 2022	Keurig coffee brewing system expanded to approximately 40M U.S. households	Grew market share in 85% of the categories in our U.S. Refreshment Beverages segment	Expanded presence in ready-to-drink coffee and sports hydration categories

KDP’s history of strong revenue growth continued in 2023, with 5.4% reported net sales growth for the full year. During 2023, we also expanded our portfolio into quickly growing ready-to-drink coffee and sports hydration categories through strategic partnerships. Early in 2024, we introduced a multi-year innovation agenda for our Keurig coffee brewing system, featuring a completely reimagined coffee system using plastic- and aluminum-free pods, which will begin beta testing as early as fall 2024. Additionally, we continued to enhance our positive impact on a variety of stakeholders through continued progress towards our ambitious corporate responsibility commitments.

KDP is driven by a talented team that is empowered by our Challenger culture and anchored in our values: Team First, Deliver Big, Think Bold and Be Fearless and Fair. KDP’s team is a key driver of its success, and the Company’s compensation philosophy for senior leaders is designed to spur their performance. KDP’s Board has long required senior executives to acquire and hold a significant amount of Company shares over long time horizons, including through the Elite Investment Program. These compensation practices distinguish KDP from most of its peers, and the Board believes they are a key component of the Company’s success. KDP’s Board seeks senior executives who are more than managers and truly act as co-owners of the enterprise alongside its stockholders.

Keurig Dr Pepper Inc.	2024 PROXY STATEMENT	27

 Compensation Discussion and Analysis

Our Compensation Philosophy & Practices

The primary objectives of our executive compensation program are to:

▪	Attract and retain highly qualified and experienced executives

▪	Motivate executives to achieve KDP’s strategic goals and adhere to our values

▪	Encourage, reinforce and reward long-term delivery of stockholder value

▪	Align executives’ interests with stockholders’ interests by requiring the purchase and retention of significant levels of KDP stock

Elements of KDP’s Compensation Program

NEO compensation consists of base salary, annual cash incentive awards under our Short-Term Incentive Plan (“STIP”), annual equity awards under our Long-Term Incentive Plan (“LTIP”), and our unique Elite Investment Program.

Element	Description	Objective

Base Salary	Fixed cash paid regularly during the year See page 31 for more information	To attract and retain highly qualified executives by offering salaries that are competitive with market opportunities and that reflect each executive’s position, role, responsibility and experience

Short-Term Incentive Plan	Variable performance-based cash payment based on achievement of annual performance goals, paid during the first quarter of the subsequent year See page 31 for more information	To motivate and reward executives for meeting challenging, objective performance goals across three categories: growth, profit and cash

Annual LTIP Awards	Time-based restricted stock units (“RSUs”) that vest over five years See page 32 for more information	To reward performance over the longer term by encouraging focus on the long-term value of our stock while discouraging excessive risk taking to optimize short-term and non-sustainable performance

Elite Investment Program

Required purchases of significant levels of KDP common stock coupled with a one-for-one matching award of RSUs (“Matching RSUs”) that generally cliff vest in five years

See page 33 for more information

To directly align the interests of executives with stockholders by requiring significant personal investment in the Company over an extended period of time

Competitive Pay Tied Closely to Long-Term Performance

To retain the right talent needed to lead our Challenger culture, and to align the interests of our NEOs with our stockholders, a significant portion of executive compensation is tied to Company performance in the form of annual cash incentives and equity awards as well as required participation in our Elite Investment Program. The Elite Investment Program provides an opportunity for executives to realize substantial value when they invest their own funds alongside our stockholders and incentivizes commitment to the long-term performance of the Company.

The RemCo generally reviews and targets the 50th percentile market pay level when assessing target annual cash compensation, the 75th percentile when assessing equity compensation, and between the 50th and 75th percentile when assessing total target compensation. We benchmark our compensation against a peer group of companies with which we compete for key talent (the “Compensation Peer Group”), as described more fully below. We also provide certain limited benefits and perquisites that are in line with market practice and typically represent a non-material aspect of compensation for our NEOs.

28	2024 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Compensation Discussion and Analysis

Compensation Policies and Governance Practices

Our compensation governance policies further align our executives’ interests with those of our stockholders and are designed to manage risk and follow best practices:

Significant stock ownership required. KDP’s Board strongly believes that significant long-term stock ownership by our executives is an important factor in aligning executive and stockholder interests to successfully deliver stockholder value over the long term. All NEOs and other senior executives are subject to a stock ownership requirement and must also participate in the Elite Investment Program, which requires substantial investment in our Company and maintaining that entire investment for at least five years until associated Matching RSUs fully vest. Mr. Gamgort, Mr. Priyadarshi, Mr. Cofer, Ms. Rotem-Wildeman and Mr. Archambault have each made substantial personal investments in KDP stock during their tenures and as of the record date collectively own common stock valued at approximately $150 million.

Incentives do not encourage excessive risk taking. In order to assess the risk inherent in the design of our compensation program, the RemCo periodically reviews our plans and programs and has determined that our compensation program is not designed to encourage excessive risk taking. For example, we continue to utilize multiple performance measures under the annual STIP to reduce the risk of over-concentration on a single business or financial metric, while our equity awards generally have five-year vesting periods tied to continued employment with the Company, which discourages excessive risk taking intended to optimize short-term and non-sustainable performance.

Clawback policies and provisions applicable to our incentive compensation programs. In September 2023, we adopted a Rule 10D-1 Clawback Policy, which is intended to comply with the requirements of Nasdaq Listing Standard 5608 implementing Rule 10D-1 under the Exchange Act. In the event the Company is required to prepare an accounting restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws, the Company will, subject to limited exceptions, recover, on a reasonably prompt basis, the excess incentive-based compensation received by any covered executive, including the NEOs, during the prior three fiscal years that exceeds the amount that the executive otherwise would have received had the incentive-based compensation been determined based on the restated financial statements. In addition to the Rule 10D-1 Clawback Policy, the Company maintains a Senior Leadership Clawback Policy applicable to our executive leadership, which allows for recoupment of short-term and long-term incentive compensation (including time-based equity awards) from certain executives, including the NEOs, in the event of misconduct.

Double-trigger equity award vesting upon a change of control. All outstanding unvested equity awards that provide for additional or accelerated payment or fully accelerated vesting in connection with a change in the control of the Company, including the annual LTIP awards and the Matching RSUs issued pursuant to the Elite Investment Program, require a “double trigger,” which means that accelerated vesting of equity will only occur upon a qualifying termination of employment in connection with a change of control (and not solely as a result of the completion of a change in control transaction).

No hedging. Under our insider trading policy, all employees and members of the Board are prohibited from engaging in any speculative transactions in KDP securities, including engaging in short sales, transactions involving put options, call options or other derivative securities, or any other forms of hedging transactions, such as collars or forward sale contracts.

No backdating or repricing of equity awards, including stock options. While stock options are not currently part of our compensation mix, repricing of stock options and issuing stock options at below-market exercise prices are strictly prohibited by our equity incentive plan, and any options we would grant must have an exercise price at least equal to the fair market value of our stock on the date of grant.

Limited tax gross-ups. Any personal income taxes due as a result of compensation and/or perquisites, other than reimbursement for taxes incurred with respect to certain relocation-related expenses or expatriate assignments, are the responsibility of the NEOs. We do not provide tax gross-ups on any change-in-control benefits.

Minimal perquisites. NEO perquisites are evaluated annually by the RemCo for reasonableness and typically represent a non-material aspect of any NEO’s total compensation.

Roles and Responsibilities with Regard to Compensation

Role of the Executive Chairman, CEO, RemCo and Board

Our RemCo annually evaluates and approves compensation for our NEOs and full executive leadership team, including equity awards, bonus payouts and any changes in compensation packages. The RemCo’s determinations regarding the compensation of our executive officers take into account a variety of factors, including recommendations by our Executive Chairman and CEO (except regarding themselves) and other factors the RemCo believes are appropriate. Changes in overall target compensation levels are typically only approved in the event of significant changes in responsibility or market positioning.

Keurig Dr Pepper Inc.	2024 PROXY STATEMENT	29

 Compensation Discussion and Analysis

Role of Compensation Consultant

The RemCo has engaged FW Cook to provide information regarding the Compensation Peer Group and compensation benchmarking data for NEOs and executive-level positions, as well as information about market practices for incentive compensation, plan governance and executive compensation-related regulatory developments. Each year, the RemCo assesses the independence of the compensation consultant, and for 2023, the RemCo concluded that FW Cook is independent, and no conflict of interest exists with regard to FW Cook’s engagement.

Although members of senior management consult with FW Cook, FW Cook reports directly to the RemCo. All decisions with respect to the amount and form of NEO compensation under our executive compensation programs are made solely by the RemCo and the Board, and may reflect factors and considerations other than the information provided by FW Cook.

Role of Stockholders

As part of its annual processes, the RemCo considers the results of the stockholder advisory vote on our executive compensation from prior years. Our stockholders have expressed support for our executive compensation programs to date, with approximately 82% of votes cast in 2023 supporting the advisory vote and at least 94% approving in each of 2022 and 2021. The Board believes that our executive compensation programs are successful in aligning management and stockholder interests and has not made changes to our compensation program in response to the results of the most recent vote. The RemCo values feedback from our stockholders and will continue to design and implement our compensation programs and policies in line with our philosophy to promote superior performance results and generate greater value for our stockholders.

Peer Group, Market Data and Benchmarking

In establishing compensation for our NEOs, the RemCo considers the compensation practices of the Compensation Peer Group and the pay levels for similar roles among the Compensation Peer Group companies. The RemCo considers a total compensation range between the 50th and 75th percentile as reasonable for this purpose given the aggressive KDP business plan goals under the STIP and the high levels of “at-risk” pay for all KDP senior executives.

The RemCo periodically reviews the make-up of the Compensation Peer Group with input from FW Cook. The Compensation Peer Group includes companies that compete directly with us for executive talent and compete with us in the marketplace for business and investment opportunities.

The 2023 Compensation Peer Group remained the same as 2022 and was comprised of the following companies:

Anheuser-Busch InBev SA/NV	The Kraft Heinz Company

Campbell Soup Company	McCormick & Company, Incorporated

Chocoladefabriken Lindt & Spruengli AG	Mondelēz International, Inc.

The Coca-Cola Company	Nestlé S.A.

Danone	PepsiCo, Inc.

Diageo plc	The Procter & Gamble Company

The Hershey Company	Reckitt Benckiser Group plc

Kellanova (f/k/a Kellogg Company)	Unilever PLC

30	2024 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Compensation Discussion and Analysis

2023 Compensation Decisions

The specific compensation elements and decisions applicable to our NEOs’ 2023 compensation are described in detail below.

Base Salary

Base salaries provide executives with a secure, fixed base of cash compensation in recognition of role, individual responsibilities, experience and job performance. Salary levels are reviewed annually by the RemCo, and any salary increases are approved after a comparative analysis of base salaries for similar positions among the Compensation Peer Group. When determining base salaries and salary increases, the RemCo considers external market conditions in addition to total direct compensation targets and personal performance. Each NEO’s annual base salary as of December 31, 2023 follows:

NEO	Base Salary

Robert Gamgort	$1,500,000

Sudhanshu Priyadarshi	850,000

Timothy Cofer	1,150,000

Karin Rotem-Wildeman	425,000

Andrew Archambault	750,000	(1)

(1)	Mr. Archambault’s salary was increased from $600,000 to $750,000, effective November 6, 2023, upon his promotion to President, U.S. Refreshment Beverages.

In February 2024, Mr. Priyadarshi’s and Ms. Rotem-Wildeman’s base salaries were increased to $900,000 and $475,000, respectively. In connection with the Company’s succession plan, Mr. Gamgort’s base salary was reduced to $1,000,000 upon his transition to Executive Chairman, and Mr. Cofer’s base salary was increased to $1,250,000 upon his transition to Chief Executive Officer.

Short-Term Incentive Plan

The STIP is a key component of KDP’s annual compensation program and is designed to link performance-based, at-risk annual cash incentives to the achievement of predetermined financial performance goals that correspond directly with the Company’s annual operating plan and external earnings guidance. The RemCo believes that aligning bonus payouts directly with these key quantifiable performance targets encourages and rewards the achievement of financial metrics designed to contribute to the Company’s long-term success.

STIP Structure

For our 2023 STIP, to align incentives to achieve results for the overall enterprise, we established a single set of enterprise performance goals for our NEOs, while also adding a new business unit-specific component for employees who were fully dedicated to a business unit. This change was intended to more directly align business unit performance with employee compensation and drive stronger accountability among employees. For those employees dedicated to a specific business unit, business unit performance was weighted at 25% of the STIP award, and enterprise performance was weighted at 75% of the STIP award. For employees who were not dedicated to a specific business unit, 100% of the STIP award was based on enterprise performance. The RemCo determined that the STIP award for our full executive leadership team, including all NEOs, should be based 100% on enterprise performance given their role leading the Company.

The STIP has a single payout scale with a minimum payout of 0% and a maximum payout of 200% of the target STIP award for all bonus-eligible employees, in line with our pay-for-performance philosophy. Target STIP awards for each NEO are set as a percentage of that NEO’s base salary. For 2023, Mr. Gamgort’s target was set at 150% of base salary, Mr. Cofer’s at 125% of base salary, Messrs. Priyadarshi’s and Archambault’s at 80% of base salary and Ms. Rotem-Wildeman’s at 70% of base salary. The STIP payout is based on the Company’s achievement on three categories of quantifiable metrics that are aligned with our annual business plan:

▪	Growth, measured by total Net Sales

▪	Profit, measured by Adjusted Operating Income

▪	Cash, measured by Free Cash Flow

For 2023, the RemCo chose to measure the Cash metric by Free Cash Flow rather than by Net Working Capital as a percent of Net Sales, as used in previous years, because Free Cash Flow aligns with the Company’s externally reported performance and is a more holistic representation of the Company’s cash generation.

Keurig Dr Pepper Inc.	2024 PROXY STATEMENT	31

 Compensation Discussion and Analysis

The three performance metrics are designed to be quantifiable and visible by employees throughout the year to enable employees to track performance. They also encourage focus on achieving the Company’s annual operating plan.

In the first quarter of 2023, the RemCo determined performance targets for each metric at the levels reflected in the table below, with the target level for each metric set to correspond with the Company’s annual operating plan approved by the Board. When the RemCo determines the actual performance and payouts, it considers the qualitative and quantitative circumstances behind the outcomes. From time to time the RemCo may exclude certain items from results to ensure that the calculated payout appropriately reflects the compensatory purpose of the STIP award and does not provide windfalls or penalties for factors beyond executives’ control. To determine the total payout multiplier for the STIP, the calculated payout percentage for each of the three metrics is multiplied by the weight for each respective metric and then added together.

The table below reflects the targets and results of the STIP for 2023 for the executive leadership team, including all NEOs, as determined by the RemCo in early 2024.

Metric (in millions, except %s)	Threshold	Target	Maximum	Actual Results	Calculated Payout	Weight

Growth – Net Sales(1)	$13,789	$14,669	$15,549	$14,643	99%	30%

Profit – Adjusted Operating Income(2)(3)	3,494	3,717	3,940	3,613	81%	60%

Cash – Free Cash Flow(2)	2,256	2,400	2,544	913	—%	10%

Total Payout Multiplier					78%	100%

(1)	Net Sales are adjusted on a constant currency basis.

(2)	Please refer to Appendix A to this Proxy Statement for a description and reconciliation of these non-GAAP compensation performance measures relative to the reported GAAP financial measures.

(3)	In determining the 2023 achievement level for the Profit metric, Adjusted Operating Income results were further adjusted on a constant currency basis and exclude the impact of the STIP award payment.

2023 STIP Payouts

2023 STIP awards were calculated and paid in the first quarter of 2024 upon certification by the RemCo of the achievement levels discussed above. The table below shows target payout levels and actual STIP awards earned by each NEO for 2023.

NEO	Target 2023 STIP Payouts	Actual 2023 STIP Payout

Robert Gamgort	$2,250,000	$1,755,000

Sudhanshu Priyadarshi	680,000	530,400

Timothy Cofer(1)	220,548	172,027

Karin Rotem-Wildeman(1)	290,979	226,964

Andrew Archambault(2)	498,411	388,761

(1)	Reflects proration for the portion of 2023 during which the NEO was employed by the Company.

(2)	Reflects proration for base salary change in connection with Mr. Archambault’s promotion to President, U.S. Refreshment Beverages in November 2023.

Long-Term Incentive Compensation

Long-term stock ownership of the executive team is the cornerstone of KDP’s compensation philosophy. The Board encourages long-term ownership through (i) annual grants of RSUs under our LTIP, (ii) an obligatory and substantial personal investment in KDP shares under our Elite Investment Program and (iii) a stock holding requirement. Our equity compensation programs encourage retention of and long-term focus by our NEOs by giving them a direct ownership stake in our future growth and financial success.

Annual RSU Awards

We closely align the interests of our NEOs with those of our stockholders through a compensation program that pays a significant portion of total compensation in the form of at-risk equity. The compensation program for our NEOs features long-term equity- based compensation under the LTIP generally awarded in the form of RSUs.

32	2024 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Compensation Discussion and Analysis

The structure of KDP’s annual equity awards focuses our executives on increasing stockholder value over a sustained period. Annual awards under the LTIP and Matching RSUs under our Elite Investment Program have generally been subject to five-year vesting periods tied to continued employment with the Company and other vesting conditions.

We typically grant LTIP awards on two days each year—one grant date in March and one grant date in September. Annual LTIP awards are made in March, and in September we issue “half grants” to those executives who join the Company or, in some cases, are promoted, after the March grant date but before the September grant date. Before 2020, annual RSUs had been structured to vest in full on the fifth anniversary of the grant date. In 2020, the RemCo modified the vesting schedule for awards to NEOs and other executives to better align with market norms of our public peers, while still maintaining a lengthy vesting period. Annual RSUs granted in or after 2020 vest 60% on the third anniversary of the date of grant, with 20% vesting on each of the fourth and fifth anniversaries.

In determining the number of RSUs subject to an award, the Company divides the dollar amount approved by the RemCo by the closing price per share of KDP common stock on the date of grant for the award. The table below reflects the values of the annual LTIP awards to NEOs in 2023, as approved by the RemCo. Given his start date, Mr. Cofer did not receive a standard annual RSU award in 2023 and began participating in the annual RSU program in 2024.

NEO	2023 Annual LTIP Award

Robert Gamgort	$4,700,000

Sudhanshu Priyadarshi	2,200,000

Karin Rotem-Wildeman	700,000

Andrew Archambault	1,200,000

In connection with his promotion to President, U.S. Refreshment Beverages in November 2023, the RemCo approved an additional $2,000,000 equity award to Mr. Archambault, as described further under “Letter Agreement with and Equity Award to Mr. Archambault.”

Elite Investment Program

In addition to annual equity awards, to reinforce significant long-term stock ownership by our NEOs, all Senior Vice Presidents and above (including all NEOs) at the Company are required to participate in our Elite Investment Program (“Elite”) at the time of initial hiring or promotion. This program distinguishes KDP from most of its peers and ensures senior executives have a meaningful, long-term investment at stake in the Company’s performance. Under Elite the executive makes a substantial personal commitment to a specific level of investment in KDP common stock (the “Commitment Amount”) (within a minimum and maximum range set by the Company) according to their job level and business scope.

For each share of KDP common stock purchased (each, an “Elite Share”) up to the Commitment Amount, the executive receives one Matching RSU that vests on the fifth anniversary of grant, subject to the executive’s ongoing employment with the Company and the continuous ownership of the full Commitment Amount. Each executive generally has approximately a one-year period (the “Investment Period”) to purchase Elite Shares to meet his or her Commitment Amount.

To receive the benefit of the Matching RSUs, an executive participating in Elite must acquire enough shares to meet at least the minimum Commitment Amount in the Investment Period and then continue to hold them for the remainder of the five-year vesting period. All Matching RSUs will be immediately forfeited if the executive fails to meet or maintain the minimum Commitment Amount or if the executive’s service with the Company is terminated before the vesting date except in the event of death, disability, change in control or retirement at age 60 with at least five years of service, or with respect to Matching RSUs granted in 2023 or later, certain involuntary terminations.

When benchmarking the annual value of long-term incentive awards as part of our executives’ compensation, the RemCo takes into account twenty percent (20%) of the grant value of any outstanding Matching RSUs awarded to an executive under Elite in light of the fact that such awards vest after a five-year period of service.

Mr. Gamgort previously fulfilled his Commitment Amount of $25 million in stock holdings upon becoming eligible to participate in Elite.

Upon joining the Company in November 2023, Mr. Cofer became eligible to participate in the Elite Investment Program. In view of Mr. Cofer’s expected transition to Chief Executive Officer in the second quarter of 2024, the RemCo determined that Mr. Cofer’s Commitment Amount would be $12,500,000, an amount commensurate with the Company’s stock ownership requirements for a Chief Executive Officer, and which Commitment Amount he has fulfilled. As a result, the Company granted Mr. Cofer $12,500,000 of Matching RSUs in November 2023. Mr. Cofer did not receive any separate, additional award under the Elite Investment Program in connection with his promotion to Chief Executive Officer.

Keurig Dr Pepper Inc.	2024 PROXY STATEMENT	33

 Compensation Discussion and Analysis

Mr. Priyadarshi previously fulfilled his Commitment Amount for his existing investment in Elite. Then, in February 2024, in light of the expansion of his role to include President, International, the RemCo required Mr. Priyadarshi to make an additional investment through the Elite program. Accordingly, the RemCo approved a March 2024 grant of $3,000,000 of Matching RSUs to Mr. Priyadarshi. He will have until March 2025 to acquire sufficient shares to fulfill his new Commitment Amount.

Upon joining the Company in January 2023, Ms. Rotem-Wildeman became eligible to participate in the Elite Investment Program, pursuant to which she elected to invest $3,000,000 in KDP common stock. As a result, the Company granted Ms. Rotem-Wildeman $3,000,000 of Matching RSUs in May 2023, to match her Commitment Amount. Ms. Rotem-Wildeman has since fulfilled her Commitment Amount.

Mr. Archambault previously fulfilled his Commitment Amount for his existing investment in Elite. Then, in November 2022, in connection with his promotion to President, Commercial & Beverage Concentrates, the RemCo offered him an opportunity to make an additional Elite investment and approved a grant of $2,000,000 of Matching RSUs to Mr. Archambault. The terms of the award require that Mr. Archambault satisfy the Commitment Amount by no later than the final vesting date of the award and retain at least 50% of after-tax shares upon any equity vesting during the vesting term of his Matching RSUs, as discussed further in “Letter Agreement with and Equity Award to Mr. Archambault” below.

2020 Performance-Based Awards to Mr. Gamgort

In December 2020, the RemCo added performance vesting conditions to 75% of Mr. Gamgort’s “Reinvestment” RSUs that were granted in September 2020 to create strong incentives over a targeted three-year period. The remaining 25% of Mr. Gamgort’s Reinvestment RSUs were time-based; they vested one-third on each of January 15, 2022, January 15, 2023 and January 15, 2024. The Reinvestment RSUs all settle on the first anniversary of the applicable corresponding vesting date.

With respect to Mr. Gamgort’s performance-based Reinvestment RSUs, the RemCo established the following performance conditions:

▪

KDP’s relative Total Shareholder Return (TSR) is compared to the S&P 500 over one, two and three-year periods corresponding to each of the 2021, 2022 and 2023 fiscal years, with one-third of the performance-based RSUs available to vest after each measurement period.

▪	For each of the three measurement periods, if the Company’s TSR is below the 50th percentile, payout for that tranche of units will be 0%.

▪	The full target amount of RSUs awarded can vest only if TSR achieves the 80th percentile or better in each of the three measurement periods, with no potential for a payout above 100% of target.

One third of Mr. Gamgort’s performance-based Reinvestment RSUs were eligible to vest on January 15, 2022, but the performance conditions were not met. As a result, those RSUs were canceled and forfeited.

A second third of Mr. Gamgort’s performance-based Reinvestment RSUs were eligible to vest on January 15, 2023. The Company’s TSR was in the 65th percentile of the S&P 500, resulting in a payout percentage of 50% of this tranche of performance-based Reinvestment RSUs. Half of the RSUs vested and later settled on January 15, 2024, in accordance with the terms of the award agreement. The other half were canceled and forfeited.

The final third of Mr. Gamgort’s performance-based Reinvestment RSUs were eligible to vest on January 15, 2024, but the performance conditions were not met. As a result, those RSUs were canceled and forfeited.

Stock Ownership Requirement

To further align the interests of our NEOs with those of our stockholders, the RemCo has established stock ownership requirements for all Vice Presidents and above, including all NEOs (for purposes of this section, “executives”) at the Company. The stock ownership requirement is separate and apart from the Elite Investment Program, but the minimum stock ownership requirement for each executive generally matches that executive’s minimum level of investment in Elite. The table below shows the minimum stock ownership requirement as an estimated multiple of base salary.

Job Level	Minimum Stock Ownership Requirement, as an Estimated Multiple of Salary

Executive Chairman	15x

Chief Executive Officer	10x

Chief Financial Officer	6x

Executive Leadership Team	3 – 5x

34	2024 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Compensation Discussion and Analysis

The Company expects that NEOs will meet their minimum stock ownership requirements within one year of their first grant of Matching RSUs under Elite or, for recently promoted executives, one year from the date of their most recent Elite investment. Shares that an executive beneficially owns count toward the executive’s minimum stock ownership requirement, but unvested equity awards are excluded. Until the stock ownership requirement is met, executives must retain 50% of after-tax shares upon any equity vesting. If an executive does not meet the stock ownership requirement within the allotted time period, his or her future LTIP awards may be forfeited, subject to the RemCo’s discretion.

Mr. Gamgort, Mr. Priyadarshi, Mr. Cofer and Ms. Rotem-Wildeman have fulfilled their respective stock ownership requirements. The RemCo and Mr. Archambault have agreed that he will retain 50% of after-tax shares upon any equity vesting until he has met his ownership requirement.

Letter Agreement with Mr. Cofer

In connection with his hiring and appointment as the Company’s Chief Operating Officer, the Company entered into a letter agreement with Mr. Cofer on September 18, 2023. The terms of the letter agreement are provided below, in the section entitled, “2024 Succession Plan – Mr. Cofer’s Letter Agreement.”

New Hire Awards to Ms. Rotem-Wildeman

At the time she was hired in January 2023, Ms. Rotem-Wildeman received a one-time cash sign-on bonus of $250,000 as an inducement to join the Company and in recognition of forgone incentive compensation from her prior employer. The Company also agreed to cover certain relocation expenses for Ms. Rotem-Wildeman. Both the sign-on bonus and the relocation expenses are subject to repayment in full in the event that Ms. Rotem-Wildeman resigns within one year of her start date for any reason other than for Good Reason as defined under the Keurig Dr Pepper Inc. Executive Severance Plan.

Letter Agreement with and Equity Award to Mr. Archambault

At the time of Mr. Archambault’s promotion to President, U.S. Refreshment Beverages in November 2023, the Company entered into a letter agreement with Mr. Archambault with terms effective November 6, 2023. The letter agreement provides that Mr. Archambault will receive an annual salary of $750,000, a target annual bonus equal to 80% of his base salary (with his 2023 bonus pro-rated based on time, salary and bonus target in each position), an annual LTIP award value of $1,500,000 (awarded in March 2024), and a one-time RSU award with a grant date value of $2,000,000 granted on November 20, 2023, resulting in a grant of 62,933 shares (the “Promotion RSU Award”). The Promotion RSU Award vests 25% on each of the second, third, fourth and fifth anniversaries of the grant date, contingent upon Mr. Archambault (1) retaining at least 50% of after-tax shares received upon any equity vesting during the five-year term of the award and (2) accumulating and holding 62,933 shares by no later than the fifth anniversary of the grant date. This award is intended to recognize his expanded scope of responsibilities and further incentivize Mr. Archambault to deliver increased value to stockholders in his new role.

Letter Agreement with Mr. Gamgort

In April 2022, in connection with Mr. Gamgort’s previous transition to the role of Executive Chairman, the Company entered into a letter agreement with Mr. Gamgort with a term commencing on July 29, 2022 and ending on July 26, 2024 (the “Term”). The letter agreement provides that Mr. Gamgort will continue to hold, and not sell, at least 50% of the number of shares of the Company’s common stock that he held as of April 5, 2022 through the end of the Term. In addition, consistent with Mr. Gamgort’s previous employment agreement, dated July 2, 2018, the letter agreement provides that Mr. Gamgort’s previously granted equity awards will be subject to pro-rata vesting (1) upon his retirement on or after attaining age 60 or (2) upon any termination of employment by Mr. Gamgort or by the Company without cause.

2024 Succession Plan

As discussed on page 2, in September 2023, KDP announced its succession plan pursuant to which the Board appointed Mr. Cofer to the position of Chief Operating Officer, effective November 6, 2023, with the expectation that in the second quarter of 2024, Mr. Cofer would succeed Mr. Gamgort as Chief Executive Officer of the Company and Mr. Gamgort would return to the role of Executive Chairman exclusively. Mr. Gamgort and Mr. Cofer assumed their roles as Executive Chairman and Chief Executive Officer, respectively, on April 26, 2024.

Keurig Dr Pepper Inc.	2024 PROXY STATEMENT	35

 Compensation Discussion and Analysis

Mr. Cofer’s Letter Agreement

The Company entered into a letter agreement with Mr. Cofer on September 18, 2023. Pursuant to the letter agreement, as Chief Operating Officer, Mr. Cofer received an annual base salary of $1,150,000 with a STIP target at 125% of his base salary. He was eligible to participate in the LTIP with an annual award target value of $3,500,000 (commencing in 2024) and was required to participate in Elite by investing $12,500,000 in shares of the Company, an amount commensurate with the Company’s stock ownership requirements for a Chief Executive Officer in light of his expected transition to that role.

The letter agreement also provides that upon Mr. Cofer’s promotion to Chief Executive Officer, his annual base salary will be $1,250,000, with a STIP target at 150% of his base salary. As Chief Executive Officer, his annual award target value under the LTIP will be $4,000,000.

Pursuant to the letter agreement, Mr. Cofer was granted the following in recognition of forgone incentive compensation from his prior employer: (1) a one-time sign-on grant of RSUs with a grant date value of $7,000,000, which vest 30% on the 18-month anniversary of the grant date, 40% on the 30-month anniversary of the grant date and 30% on the 42-month anniversary of the grant date and (2) a one-time cash sign-on bonus of $8,000,000, which, in the event of his voluntary resignation or termination for cause within one year of his start date, will be repayable to the Company 100%, or between the first and second year after his start date, will be repayable to the Company 50%.

The letter agreement further provides that Mr. Cofer and his family will be expected to relocate to the Company’s Frisco, Texas headquarters by the summer of 2024. The Company will provide relocation assistance in connection with such move, subject to repayment in full in the event he is terminated for cause or voluntarily resigns within one year of his start date and 50% repayment in the event of such a termination between the first and second anniversaries of his start date. Pending his permanent relocation, the Company agreed to provide Mr. Cofer with temporary living, preliminary relocation and certain commuting expenses.

Mr. Gamgort’s Compensation Arrangements

In connection with Mr. Gamgort’s transition to the role of Executive Chairman effective April 26, 2024, the RemCo approved an annual base salary of $1,000,000, with a STIP target at 100% of his base salary. As Executive Chairman, Mr. Gamgort will be eligible to participate in the LTIP with an annual award target value of $2,500,000.

Other Matters

General Benefits and Perquisites

Our NEOs participate in the same benefit plans generally available to our employees. These benefit plans include health, dental and vision insurance, life insurance and disability coverage. NEOs receive the same coverage as the rest of our employees.

While we may provide NEOs with reasonable perquisites on an individual basis, including relocation and expatriate assignment benefits, such perquisites generally do not make up a significant part of any NEO’s total compensation. All perquisites with an aggregate value of at least $10,000 received by an NEO are detailed in the footnotes to the Summary Compensation Table.

Retirement and Pension Benefits

NEOs are eligible to participate in the Company’s qualified 401(k) plan, which includes a company match of 100% on the first 6% of employee contributions within certain statutory limitations under the Internal Revenue Code of 1986, as amended (the “Code”). All of our NEOs except Mr. Cofer participated in the 401(k) program in 2023. We do not maintain or make contributions to a defined benefit plan or any non-qualified deferred compensation retirement plans for any of our NEOs.

Potential Payments upon Termination of Employment

Our compensation plans provide for certain payments and incremental benefits if an NEO’s employment is terminated under certain limited circumstances. There are no tax gross-ups provided in connection with these payments or incremental benefits. These payments and benefits are discussed under “Post-Termination Compensation” beginning on page 41.

Change in Control

All outstanding unvested equity awards that provide for additional or accelerated payment or fully accelerated vesting in connection with a change in the control of the Company, including annual LTIP awards, the Matching RSUs, and all other equity awards, require a “double-trigger,” which means that accelerated vesting of equity will only occur upon a termination of employment in connection with a change of control (and not solely as a result of the completion of a change in control transaction). The equity awards vest in full upon a qualifying termination in connection with a change of control.

36	2024 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Report of the Remuneration and Nomination Committee

REPORT OF THE REMUNERATION AND NOMINATION COMMITTEE

In fulfilling its responsibilities, the Remuneration and Nomination Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Remuneration and Nomination Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 (through incorporation by reference to this Proxy Statement).

The Remuneration and Nomination Committee

Paul Michaels, Chair Oray Boston Debra Sandler

Keurig Dr Pepper Inc.	2024 PROXY STATEMENT	37

 Executive Compensation Tables

EXECUTIVE COMPENSATION TABLES

The executive compensation disclosure contained in this section reflects compensation information for our 2023 NEOs.

Summary Compensation Table

The following table sets forth information regarding the compensation earned by our NEOs in fiscal years 2023, 2022 and 2021. Messrs. Priyadarshi and Archambault were not NEOs in 2021, and Mr. Cofer and Ms. Rotem-Wildeman were not NEOs in 2022 or 2021. In accordance with the SEC disclosure requirements, their compensation disclosure is provided only for the year or years in which they were NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)(5)	Stock Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)(7)	All Other Compensation ($)(8)	Total ($)
Robert Gamgort Executive Chairman and Former Chief Executive Officer(1)	2023	1,500,000	—	4,335,741	1,755,000	29,354	7,620,095
	2022	1,357,692	—	9,182,281	1,780,205	166,314	12,486,492
	2021	1,528,846	—	4,297,860	1,845,000	100,815	7,772,521
Sudhanshu Priyadarshi Chief Financial Officer and President, International	2023	850,000	—	2,029,504	530,400	17,654	3,427,558
	2022	114,423	3,850,000	7,447,994	84,059	—	11,496,476
Timothy Cofer Chief Executive Officer and Former Chief Operating Officer(2)	2023	176,923	8,000,000	17,463,228	172,027	104,523	25,916,701
Karin Rotem-Wildeman Chief Research & Development Officer(3)	2023	416,827	250,000	3,304,729	226,964	355,268	4,553,788
Andrew Archambault President, U.S. Refreshment Beverages(4)	2023	623,077	—	2,933,307	388,761	108,477	4,053,622
	2022	545,087	—	2,639,731	382,090	34,794	3,601,702

(1)	Mr. Gamgort served as the Chief Executive Officer and Executive Chairman of the Company through April 26, 2024, at which time he returned to a role as the Company’s Executive Chairman exclusively.

(2)	Mr. Cofer joined the Company as its Chief Operating Officer on November 6, 2023 and was promoted to Chief Executive Officer on April 26, 2024.

(3)	Ms. Rotem-Wildeman joined the Company as its Chief Research & Development Officer effective January 9, 2023.

(4)	Mr. Archambault served as President, Commercial & Beverage Concentrates until November 6, 2023, when he was promoted to President, U.S. Refreshment Beverages.

(5)

For each of Mr. Cofer and Ms. Rotem-Wildeman, reflects a cash sign-on bonus paid in 2023 intended as an inducement to join the Company and to compensate the executives for certain foregone incentive compensation from their respective prior employers. Such sign-on bonuses are subject to repayment (i) in the case of Mr. Cofer, in full in the event he is terminated for cause or voluntarily resigns within one year of his start date and 50% repayment in the event of such a termination between the first and second anniversaries of his start date and (ii) in the case of Ms. Rotem-Wildeman, in full in the event that she resigns within one year of her start date other than for Good Reason as defined under the Keurig Dr Pepper Inc. Executive Severance Plan.

(6)

The amounts reported in the Stock Awards column reflect the grant date fair value of RSUs awarded to each of the NEOs. Assumptions used to calculate these amounts (disregarding forfeiture assumptions) are included in Note 11 “Stock-Based Compensation,” to our Consolidated Financial Statements, which are included in our 2023 Form 10-K. In accordance with ASC 718, the amounts reported in this column are lower than the face value of the awards when approved because the RSUs do not accrue or otherwise participate in the Company’s dividends prior to vesting. For further information on the stock awards granted in fiscal year 2023, see “Grants of Plan-Based Awards” beginning on page 39.

(7)	The amounts reported in the Non-Equity Incentive Plan Compensation column reflect the amounts earned by each NEO under the STIP.

(8)

The amounts reported in the All Other Compensation column reflect other compensation for each NEO, including (i) the cost of personal use of corporate aircraft, in Mr. Cofer’s case related to commuting in connection with his pending relocation, (ii) certain relocation and temporary housing expenses and (iii) amounts contributed by the Company to tax-qualified defined contribution plans. The following table provides additional details around these amounts:

38	2024 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Executive Compensation Tables

Name	Corporate Aircraft(a)	Relocation / Housing		Company Contributions(b)

Robert Gamgort	$12,023	$—		$17,331

Sudhanshu Priyadarshi	—	—		17,654

Timothy Cofer	17,861	86,662	(c)	—

Karin Rotem-Wildeman	—	338,595	(d)	16,673

Andrew Archambault	—	88,677	(e)	19,800

(a)

In accordance with SEC rules, the cost of use of a corporate aircraft as set forth in this column is calculated based on the aggregate incremental cost to the Company. We calculated the aggregate incremental cost using estimated variable costs of operating the aircraft. Fixed costs which do not change based on usage, such as pilot salaries, depreciation of aircraft and cost of maintenance are excluded. No tax gross-up is provided to any executive in connection with their personal use of Company aircraft.

(b)	Represents our contributions to the Company’s tax-qualified defined contribution plans on behalf of the NEO.

(c)

Reflects Company-paid relocation expenses, including moving costs and temporary housing costs. The amount shown also includes a tax gross-up of $14,556 paid in connection with the relocation and temporary housing benefits.

(d)

Reflects Company-paid relocation expenses, including moving costs and certain fees incurred in connection with Ms. Rotem-Wildeman’s sale of her prior residence. The amount shown also includes a tax gross-up of $41,392 paid in connection with the relocation benefits.

(e)

Reflects Company-paid relocation expenses, including moving costs and temporary housing costs. The amount shown also includes a tax gross-up of $35,244 paid in connection with the relocation and temporary housing benefits.

Grants of Plan-Based Awards

The following table sets forth information regarding equity plan awards and non-equity incentive plan awards by us to our NEOs in fiscal year 2023. For a discussion of the material terms of these awards, see “Compensation Discussion and Analysis” beginning on page 27.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)
Robert Gamgort			—	2,250,000	4,500,000
	3/1/2023	(4)				137,468	4,335,741
Sudhanshu Priyadarshi			—	680,000	1,360,000
	3/1/2023	(4)				64,347	2,029,504
Timothy Cofer			—	220,548	441,096
	11/20/2023	(5)				393,330	10,989,640
	11/20/2023	(6)				220,265	6,473,588
Karin Rotem-Wildeman			—	290,979	581,958
	3/1/2023	(4)				20,474	645,750
	5/23/2023	(7)				93,692	2,658,979
Andrew Archambault			—	498,411	996,822
	3/1/2023	(4)				35,098	1,106,991
	11/20/2023	(8)				62,933	1,826,316

(1)

The amounts reported in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards column represent the potential payouts of annual cash incentive awards granted to our NEOs under the 2023 STIP, which are earned subject to the achievement of certain performance measures. The final earned payouts of such awards are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)	Represents the number of shares subject to time-vesting RSU awards made in 2023.

(3)

The amounts reported in the Grant Date Fair Value of Stock Awards column reflect the grant date fair value of RSUs to each of the NEOs. Assumptions used to calculate these amounts (disregarding forfeiture assumptions) are included in Note 11 “Stock-Based Compensation,” to our Consolidated Financial Statements, which are included in our 2023 Form 10-K. In accordance with ASC 718, the amounts reported in this column reflect that the RSUs do not accrue or otherwise participate in dividends prior to vesting.

(4)	Annual RSU awards that vest as follows: 60% on March 1, 2026, 20% on March 1, 2027 and the remaining 20% on March 1, 2028, subject to continued service with the Company through each vesting date.

(5)

Elite Matching RSU award that vests in full on November 20, 2028, subject to Mr. Cofer’s continued service with the Company through such date, certain stock ownership requirements and other vesting conditions.

Keurig Dr Pepper Inc.	2024 PROXY STATEMENT	39

 Executive Compensation Tables

(6)	Sign-on RSU award that vests as follows: 30% on May 20, 2025, 40% on May 20, 2026 and 30% on May 20, 2027, subject to Mr. Cofer’s continued service with the Company through each vesting date.

(7)

Elite Matching RSU award that vests in full on May 23, 2028, subject to Ms. Rotem-Wildeman’s continued service with the Company through such date, certain stock ownership requirements and other vesting conditions.

(8)

Promotion RSU Award that vests as follows: 25% on each of November 20, 2025, November 20, 2026, November 20, 2027 and November 20, 2028, subject to certain stock ownership requirements and other vesting conditions.

Outstanding Equity Awards

The following table sets forth information regarding vested and unvested RSU awards held by each NEO as of December 31, 2023. No NEOs held any outstanding stock options as of December 31, 2023.

	Stock Awards

Name	Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Robert Gamgort	3/4/2019	(2)	211,133	7,034,952
	3/12/2020	(3)	81,775	2,724,743
	12/7/2020	(4)	73,785	2,458,516
	3/3/2021	(5)	153,495	5,114,453
	3/2/2022	(5)	121,731	4,056,077
	7/29/2022	(6)	129,066	4,300,479
	3/1/2023	(5)	137,468	4,580,434
Sudhanshu Priyadarshi	11/22/2022	(7)	25,828	860,589
	11/22/2022	(2)	130,447	4,346,494
	3/1/2023	(5)	64,347	2,144,042
Timothy Cofer	11/20/2023	(8)	220,265	7,339,230
	11/20/2023	(2)	393,330	13,105,756
Karin Rotem-Wildeman	3/1/2023	(5)	20,474	682,194
	5/23/2023	(2)	93,692	3,121,817
Andrew Archambault	3/4/2019	(2)	19,194	639,544
	3/12/2020	(3)	7,395	246,401
	3/3/2021	(5)	13,880	462,482
	3/3/2021	(9)	12,247	408,070
	3/2/2022	(5)	11,008	366,787
	9/13/2022	(5)	10,282	342,596
	11/22/2022	(2)	54,266	1,808,143
	3/1/2023	(5)	35,098	1,169,465
	11/20/2023	(10)	62,933	2,096,928

(1)

Market value is determined by multiplying the total number of shares or units that have not vested by $33.32, the closing price of a share of our common stock on Nasdaq on December 29, 2023, the last trading day of fiscal year 2023.

(2)	Represents RSUs that vest on the fifth anniversary of the grant date.

(3)	Represents RSUs that vest one-half on each of the fourth and fifth anniversaries of the grant date.

(4)	Represents RSUs that vested on January 15, 2024.

(5)	Represents RSUs that vest 60% on the third anniversary of the grant date, 20% on the fourth anniversary of the grant date and 20% of the fifth anniversary of the grant date.

(6)	Represents RSUs that vest on July 26, 2024.

(7)	Represents RSUs that vest on the second anniversary of the grant date.

(8)	Represents RSUs that vest 30% on May 20, 2025, 40% on May 20, 2026 and 30% on May 20, 2027.

(9)	Represents RSUs that vest one-third on each of the third, fourth and fifth anniversaries of the grant date.

(10)	Represents RSUs that vest 25% on each of second, third, fourth and fifth anniversaries of the grant date.

40	2024 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Executive Compensation Tables

Stock Awards Vested

The following table sets forth information regarding RSUs held by our NEOs that vested during fiscal year 2023. None of our NEOs held or exercised any options in fiscal year 2023.

Name	Stock Awards
	No. of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

Robert Gamgort	107,422	(1)	3,838,188

	71,615	(1)	2,558,804

	122,662		4,201,174

	248,808		7,829,988

	248,808		7,829,988

Sudhanshu Priyadarshi	52,440		1,699,580

Timothy Cofer	—		—

Karin Rotem-Wildeman	—		—

Andrew Archambault	4,083		141,068

	11,092		379,901

	21,377		745,416

	40,000		1,325,200

(1)

Represents RSUs that vested on January 15, 2023, but which settled on January 15, 2024 pursuant to the terms of the Keurig Dr Pepper Inc. Omnibus Stock Incentive Plan of 2019 and Mr. Gamgort’s relevant award agreement, which provides that shares related to vested RSUs will be subject to deferred settlement and delivered on the first anniversary of the applicable vesting date (or, if that falls on a day when Nasdaq is not open for trading, the next following trading day).

Non-Qualified Deferred Compensation

The following table sets forth information regarding non-qualified deferred compensation held by our NEOs in 2023, which solely consists of certain deferred RSUs held by Mr. Gamgort.

Name	Value of Deferred Equity: Executive Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/Distributions	Value of Deferred Equity: Aggregate Balance at Last FYE

Robert Gamgort	$6,396,992(1)	$2,127,289	$2,558,768(2)	$5,965,513(3)

(1)

Reflects value, as of the vesting date, of RSUs that vested on January 15, 2023 but for which settlement was deferred until January 15, 2024 pursuant to the terms of the Keurig Dr Pepper Inc. Omnibus Stock Incentive Plan of 2019 and Mr. Gamgort’s relevant award agreement.

(2)

Reflects value, as of the settlement date, of RSUs that vested on January 15, 2022 but for which settlement was deferred until January 17, 2023 pursuant to the terms of the Keurig Dr Pepper Inc. Omnibus Stock Incentive Plan of 2019 and Mr. Gamgort’s relevant award agreement, which provides that shares related to vested RSUs will be delivered on the first anniversary of the applicable vesting date, or, if that falls on a day when Nasdaq is not open for trading, the next following trading day.

(3)	Reflects value, as of December 29, 2023, the last trading day of fiscal year 2023, of such deferred RSUs.

Post-Termination Compensation

Keurig Dr Pepper Inc. Executive Severance Plan

The Company maintains the Keurig Dr Pepper Inc. Executive Severance Plan (the “Severance Plan”), which provides severance benefits for the Company’s Executive Chairman, Chief Executive Officer, Executive Leadership Team (including Mr. Priyadarshi, Ms. Rotem-Wildeman and Mr. Archambault and, for his period of service as Chief Operating Officer, Mr. Cofer), Senior Vice Presidents and Vice Presidents.

Keurig Dr Pepper Inc.	2024 PROXY STATEMENT	41

 Executive Compensation Tables

Termination Other Than in Connection with a Change in Control

Under the Severance Plan, in the event (1) the Company terminates the Executive Chairman or the Chief Executive Officer without Cause or (2) the Executive Chairman or the Chief Executive Officer resigns for Good Reason, he is entitled to receive:

▪	severance payments in the form of salary continuation equal to two times the sum of his base pay plus target bonus, payable over 24 months; and

▪	outplacement services.

In the event (1) the Company terminates an Executive Leadership Team member without Cause or (2) an Executive Leadership Team member declines an offer for a position that is not a Comparable Position, he or she is entitled to receive:

▪	severance payments in the form of salary continuation equal to 1.5 times the sum of his or her base pay plus target bonus, payable over 18 months; and

▪	outplacement services.

The above benefits are subject to (1) the participant’s execution (and non-revocation) of a general release of claims in a form provided by the Company within the time period specified therein and (2) the participant’s continued compliance in all material respects with the participant’s Employee Confidentiality and Non-Competition Agreement and any other confidentiality obligations or restrictive covenants applicable to the participant.

Termination Following a Change in Control

During the period that is six months prior to or two years following a Change in Control, in the event (1) the Company terminates the Executive Chairman or the Chief Executive Officer without Cause or (2) the Executive Chairman or the Chief Executive Officer resigns for Good Reason, he is entitled to receive a lump sum amount equal to three times the sum of his base pay plus target bonus.

During the period that is six months prior to or two years following a Change in Control, in the event (1) the Company terminates an Executive Leadership Team member without Cause or (2) an Executive Leadership Team member resigns for Good Reason, he or she is entitled to receive a lump sum amount equal to 2.25 times the sum of his or her base pay plus target bonus.

The above benefits are subject to (1) the participant’s execution (and non-revocation) of a general release of claims in a form provided by the Company within the time period specified therein and (2) the participant’s continued compliance in all material respects with the participant’s Employee Confidentiality and Non-Competition Agreement and any other confidentiality obligations or restrictive covenants applicable to the participant.

Definitions

Under the Severance Plan, “Cause” is defined as a participant’s:

▪	conviction of, or plea of guilty or nolo contendere to, a crime involving fraud, embezzlement or moral turpitude or a felony;

▪	intentional act or omission constituting fraud, conflict of interest, or other serious malfeasance;

▪

engagement in conduct in the course of performing the participant’s duties that constitutes willful misconduct or gross neglect, which, if capable of cure, remains uncured after 15 days following the Company’s written notice to the participant thereof;

▪

willful neglect, refusal or repeated willful failure to perform any lawful direction of the participant’s supervisor, which, if capable of cure, remains uncured after 15 days following the Company’s written notice to the participant thereof; or

▪

material violation of any written agreement between the participant and the Company or any written policy of the Company, including the Code of Conduct, which, if capable of cure, remains uncured after 15 days following the Company’s written notice to the participant thereof.

“Good Reason” means:

▪	a material diminution in the participant’s authority, duties and responsibilities;

▪	a material reduction in the participant’s base salary or target bonus opportunity; or

▪

a relocation of the participant’s principal place of employment to a location that is more than 50 miles from the then-current location and that increases the participant’s commute by more than 50 miles.

Good Reason does not apply unless all of the following conditions are satisfied: (1) the condition giving rise to the participant’s termination of employment must have arisen without the participant’s consent; (2) the participant must provide notice to the

42	2024 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Executive Compensation Tables

Company of such condition within 30 days of the date that the participant first becomes aware of the condition; (3) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company; and (4) the date of the participant’s termination of employment must occur within 30 days after the date the Company’s cure period expires.

A “Comparable Position” means a position with the Company or its direct or indirect subsidiary that offers the participant generally comparable base pay and incentive compensation, provided that either (1) it is located no more than 50 miles from the participant’s former primary work location, or (2) for a participant working in a highly dense metropolitan area, it does not cause a significant detrimental impact to the participant’s commute.

A “Change in Control” is defined in the Severance Plan to mean:

▪

any “person” or “group” other than the Company or JAB, or any affiliate of the Company or JAB, is or becomes the “beneficial owner,” directly or indirectly, of securities representing more than 50% of the combined voting power of the Company’s then outstanding securities; or

▪

the consummation of a plan or agreement approved by the Company’s shareholders, providing (1) for a merger or consolidation of the Company (other than with a wholly-owned subsidiary of the Company and other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation) or (2) for a sale, exchange or other disposition of all or substantially all of the business or assets of the Company.

STIP Payment Upon Termination

Involuntary Termination

If the Company terminates an executive’s employment in connection with a reorganization, the closing of a facility, or a reduction in force or otherwise terminates the executive’s employment without Cause, the executive is eligible to receive an award payout based on his or her target bonus and the actual achievement of the performance goals for the year, prorated to date the executive ceases to perform services for the Company and payable at the same time awards are paid to other active STIP participants. For purposes of the STIP, “Cause” is defined in the STIP as termination due to unsatisfactory work performance or inability to perform the essential functions of the job, failure to comply with company policy, absenteeism, mutually agreed separation for performance or conduct issues, failed drug screen, invalid employment documentation, misconduct or malfeasance, the commission of a dishonest act or common law fraud, or for any other reason as determined by the Company or described as “for Cause” in an agreement between the STIP participant and the Company.

Death

In the event of an executive’s termination due to death, the executive’s estate will be eligible to receive the executive’s target bonus under the STIP, prorated to the time of death and payable within 60 days of death.

Retirement or Disability

In the event of an executive’s termination due to disability or retirement (defined as attaining the age of 60 and completing 5 years of service), the executive is eligible to receive an award payout based on his or her target bonus and the actual achievement of the performance goals for the year, prorated to the date of retirement or disability and payable at the same time awards are paid to other active STIP participants.

Equity Treatment Upon Termination

Double-Trigger Equity Vesting Upon a Change in Control

In the event of a Change of Control, all outstanding RSUs, including those held by our NEOs, have double- trigger protection which means that no accelerated vesting of outstanding RSUs will occur unless both (1) a Change in Control occurs, and (2) the executive’s employment is terminated within 24 months of such Change in Control by the Company other than for Cause or by the executive for Good Reason. For purposes of the RSUs, “Good Reason” generally means:

▪	a material reduction in the executive’s base salary, other than as part of an overall expense reduction program that is generally applicable to all similarly situated employees;

▪

a material adverse reduction in the executive’s duties and responsibilities such that the executive is required to serve in a position that is at least two salary grades lower than the position in which the executive had been serving prior to such reduction, or any other such similar reduction in duties and responsibilities; or

Keurig Dr Pepper Inc.	2024 PROXY STATEMENT	43

 Executive Compensation Tables

▪

the relocation of the executive’s principal workplace without the executive’s consent to a location more than 50 miles distant from the location at which the executive had previously been principally providing services.

Death or Disability

In the event of an executive’s termination due to death or disability, all outstanding RSUs become fully vested and payable.

Involuntary Termination

For RSUs granted in March 2023 or later, in the event of an executive’s Qualifying Termination, outstanding RSUs vest on a pro rata basis. A “Qualifying Termination” means, (1) with respect to the Executive Chairman or Chief Executive Officer, a termination of employment by the Company without Cause or by the Executive Chairman or Chief Executive Officer for Good Reason and (2) with respect to an Executive Leadership Team member, by the Company without Cause or by the Executive Leadership Team member’s declining an offer for a position that is not a Comparable Position. “Cause,” “Good Reason” and “Comparable Position” are each defined as in the Severance Plan.

Retirement

In the event of an executive’s retirement (generally defined as attaining the age of 60 and completing 5 years of service), outstanding RSUs vest on a pro rata basis. As an exception, any unvested “Reinvestment RSUs” that were granted to Mr. Gamgort in September 2020 and amended in December 2020 will be canceled and forfeited.

Letter Agreement with Mr. Gamgort

Mr. Gamgort entered into a letter agreement with the Company on April 5, 2022 in connection with his initial assumption of the Executive Chairman role. Consistent with Mr. Gamgort’s previous employment agreement with the Company, the letter agreement provides that equity awards previously granted to Mr. Gamgort will be subject to pro-rata vesting (1) upon his retirement on or after attaining age 60 or (2) upon any termination of employment by Mr. Gamgort or by the Company without Cause (as defined in the Severance Plan). The letter agreement also provides that a $5,000,000 RSU award that Mr. Gamgort received in 2022 connection with his employment as Executive Chairman will be subject to pro-rata vesting if the Company terminates his employment without Cause before July 26, 2024. Under the letter agreement, a termination of Mr. Gamgort’s employment will be governed by the Severance Plan.

Tables of Potential Payments and Assumptions

The following tables outline the potential payments to Mr. Gamgort, Mr. Priyadarshi, Mr. Cofer, Ms. Rotem-Wildeman and Mr. Archambault upon the occurrence of various termination events, including (1) termination without Cause or, as applicable, for Good Reason or declining an offer for a position that is not a Comparable Position, (2) termination due to death, (3) termination due to disability or (4) retirement. The following tables also reflect potential payments related to change of control and subsequent qualified termination within a specified window for such NEO.

The following assumptions apply with respect to the tables below and any termination of employment:

▪

the tables include estimates of amounts that would have been paid to NEOs in the event their employment were terminated on December 31, 2023. The employment of these NEOs did not actually terminate on December 31, 2023, and as a result, the NEOs did not receive any of the amounts shown in the tables below. The actual amounts to be paid to a NEO in connection with a termination event can only be determined at the time of such termination event;

▪	the tables assume that the price of a share of our common stock is $33.32 per share, the closing market price per share on Nasdaq on December 29, 2023, the last trading day of fiscal 2023;

▪

each NEO is entitled to receive amounts earned during the term of his employment regardless of the manner of termination. These amounts include accrued base salary, accrued vacation time, any vested but deferred RSUs and other employee benefits to which the NEO was entitled on the date of termination, and are not shown in the tables below; and

▪	as of December 31, 2023, only Mr. Gamgort had satisfied the conditions to meet the definition of retirement.

44	2024 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Executive Compensation Tables

Robert Gamgort

Compensation Element	Retirement	Death	Disability	Termination Without Cause or For Good Reason	Termination Without Cause or For Good Reason Following CIC

Severance Payments	$—	$—	$—	$7,500,000	$11,250,000

Lump Sum 2023 STIP Payment	1,755,000	2,250,000	1,755,000	1,755,000	1,755,000

Outplacement Services	—	—	—	6,300	—

Accelerated Equity Payments	16,692,687	37,645,169	37,645,169	16,692,687	37,645,169

TOTAL	$18,447,687	$39,895,169	$39,400,169	$25,953,987	$50,650,169

Sudhanshu Priyadarshi

Compensation Element	Retirement	Death	Disability	Termination Without Cause or For Declining a Non-Comparable Position	Termination Without Cause or For Good Reason Following CIC

Severance Payments	$—	$—	$—	$2,295,000	$3,442,500

Lump Sum 2023 STIP Payment	—	680,000	530,400	530,400	530,400

Outplacement Services	—	—	—	6,300	—

Accelerated Equity Payments	—	7,351,125	7,351,125	321,638	7,351,125

TOTAL	$—	$8,031,125	$7,881,525	$3,153,338	$11,324,025

Timothy Cofer

Compensation Element	Retirement	Death	Disability	Termination Without Cause or For Declining a Non-Comparable Position	Termination Without Cause or For Good Reason Following CIC

Severance Payments	$—	$—	$—	$3,881,250	$5,821,875

Lump Sum 2023 STIP Payment	—	220,548	172,027	172,027	172,027

Outplacement Services	—	—	—	6,300	—

Accelerated Equity Payments	—	20,444,985	20,444,985	393,209	20,444,985

TOTAL	$—	$20,665,533	$20,617,013	$4,452,787	$26,438,888

Karin Rotem-Wildeman

Compensation Element	Retirement	Death	Disability	Termination Without Cause or For Declining a Non-Comparable Position	Termination Without Cause or For Good Reason Following CIC

Severance Payments	$—	$—	$—	$1,083,750	$1,625,625

Lump Sum 2023 STIP Payment	—	290,979	226,964	226,964	226,964

Outplacement Services	—	—	—	6,300	—

Accelerated Equity Payments	—	3,804,011	3,804,011	466,580	3,804,011

TOTAL	$—	$4,094,990	$4,030,975	$1,783,594	$5,656,600

Keurig Dr Pepper Inc.	2024 PROXY STATEMENT	45

 Executive Compensation Tables

Andrew Archambault

Compensation Element	Retirement	Death	Disability	Termination Without Cause or For Declining a Non-Comparable Position	Termination Without Cause or For Good Reason Following CIC

Severance Payments	$—	$—	$—	$1,872,617	$2,808,925

Lump Sum 2023 STIP Payment	—	498,411	388,761	388,761	388,761

Outplacement Services	—	—	—	6,300	—

Accelerated Equity Payments	—	7,540,416	7,540,416	210,382	7,540,416

TOTAL	$—	$8,038,827	$7,929,177	$2,478,060	$10,738,101

46	2024 PROXY STATEMENT	Keurig Dr Pepper Inc.

 CEO Pay Ratio

CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Act, we are providing disclosure regarding the ratio of the annual total compensation of our CEO, Mr. Gamgort, to that of our median employee.

For 2023, we used the same median employee that was identified in 2021 by using total taxable wages (Form W-2 Box 1 or equivalent), our consistently applied compensation measure, for all individuals who were employed by us on December 31, 2021, excluding our CEO and employees who were on leave of absence for all of 2021. As permitted by the SEC, we excluded 213 of our employees located outside the United States, who represented less than 5% of our total employee population of 27,276 as of December 31, 2021, as follows: China (78), Hong Kong (8), Ireland (63), Malaysia (1), Singapore (44) and Switzerland (19). All employees in North America were included in our pay ratio calculation. We selected total taxable wages as our consistently applied compensation measure because this metric is applicable to and comparable across our entire employee population. To identify the compensation of our median employee, we determined the total compensation paid for each of our employees without applying any cost-of-living adjustments. For an employee paid in a currency other than U.S. dollars, we converted annual compensation into U.S. dollars using December 2021 exchange rates.

For 2023, we calculated the median employee’s compensation using the same methodology used to calculate the total annual compensation of our CEO. Based on this data and process, we determined that our median employee was a full-time employee who receives salary plus commission with annual total compensation in 2023 of $59,669.

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2023 Summary Compensation Table, $7,620,095. Therefore, the ratio of our CEO’s annual total compensation to the Median Employee’s annual total compensation in 2023 was 128 to 1.

The pay ratio as described above involves a degree of imprecision due to the use of estimates and assumptions, but is a reasonable estimate that we calculated in a manner consistent with Item 402(u) of Regulation S-K.

Keurig Dr Pepper Inc.	2024 PROXY STATEMENT	47

 Pay Versus Performance

P
AY
V
ERSUS
P
ERFORMANCE
As required by Section 953(a) of the Dodd-Frank Act and Item 402(v) of Regulation
S-K,
we are providing the following information regarding the relationship between executive “compensation actually paid” and certain financial performance of the Company. The RemCo does not utilize compensation actually paid as the basis for making compensation
decisions. For further information concerning the Company’s pay for performance philosophy and how the Company aligns executive compensation with the Company’s performance, see “Compensation Discussion and Analysis.”

							Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO (Robert Gamgort) (1)	Compensation Actually Paid to PEO (Robert Gamgort) (2)	Summary Compensation Table Total for PEO (Ozan Dokmecioglu) (1)	Compensation Actually Paid to PEO (Ozan Dokmecioglu) (2)	Average Summary Compensation Table Total for Non-PEO NEOs (3)	Average Compensation Actually Paid to Non-PEO NEOs (4)	Total Shareholder Return (5)	Peer Group Total Shareholder Return (6)	Net Income (7)	Adjusted Operating Income (8)

2023	$7,620,095	$8,755,242	$—	$—	$9,487,917	$9,599,096	$126	$114	$2,181	$3,657

2022	12,486,492	12,970,246	16,663,492	(22,473,209)	5,088,351	2,821,000	131	118	1,436	3,538

2021	7,772,521	17,501,205	—	—	6,759,279	7,522,595	133	119	2,146	3,421

2020	22,510,536	40,340,240	—	—	14,615,711	19,446,817	113	103	1,325	3,191

(1)
The dollar amounts reported in the Summary Compensation Table Total for PEO (Principal Executive Officer) columns are the amounts reported for Robert Gamgort (the Company’s Chief Executive Officer for 2020, 2021, portions of 2022, and 2023) and Ozan Dokmecioglu (the Company’s Chief Executive Officer for a portion of 2022) for each of the corresponding years in the Total column in our Summary Compensation Table. See “Executive Compensation Tables – Summary Compensation Table”.

(2)
The dollar amounts reported in the Compensation Actually Paid to PEO columns represent the amount of “compensation actually paid” to Messrs. Gamgort and Dokmecioglu, as applicable, as computed in accordance with Item 402(v) of
Regulation S-K
and do not reflect the total compensation actually realized or received by such PEOs. In accordance with these rules, these amounts reflect the Total compensation as set forth in the Summary Compensation Table for each year, adjusted as shown below for 2023. Refer to our Proxy Statement for the 2023 Annual Meeting information on the calculations applicable for prior years. Equity values are calculated consistent with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

Compensation Actually Paid to Robert Gamgort	2023

Summary Compensation Table Total	$7,620,095

Less, value of Stock Awards reported in Summary Compensation Table	(4,335,741)

Plus, year-end fair value of outstanding and unvested equity awards granted in the year	4,269,603

Plus, fair value as of vesting date of equity awards granted and vested in the year	—

Plus (less), year-over-year change in fair value from prior year end of outstanding and unvested equity awards granted in prior years	3,088,824

Plus (less), change in fair value from prior year end to vesting date of equity awards granted in prior years that vested in the year	(1,887,539)

Less, prior year-end fair value for any equity awards forfeited in the year	—

Compensation Actually Paid to Robert Gamgort	$8,755,242

(3)
The dollar amounts reported in the Average Summary Compensation Table Total for
Non-PEO
NEOs column represent the average of the amounts reported for the Company’s named executive officers (NEOs) as a group (excluding Mr. Gamgort for each year shown and Mr. Dokmecioglu for 2022) in the Total column of the Summary Compensation Table in each applicable year. The NEOs included for these purposes in each applicable year are as follows: (i) for 2023, Sudhanshu Priyadarshi, Timothy Cofer, Karin Rotem-Wildeman and Andrew Archambault; (ii) for 2022, Sudhanshu Priyadarshi, Mauricio Leyva, Andrew Archambault, Roger Johnson, George Lagoudakis and Tony Milikin; (iii) for 2021, Ozan Dokmecioglu, Mauricio Leyva, Tony Milikin, Fernando Cortes and Justin Whitmore; and (iv) for 2020, Ozan Dokmecioglu, Mauricio Leyva, Derek Hopkins and Fernando Cortes.

(4)
The dollar amounts reported in the Average Compensation Actually Paid to
Non-PEO
NEOs column represent the average amount of “compensation actually paid” to the NEOs as a group (excluding Mr. Gamgort for each year shown and Mr. Dokmecioglu for 2022), as computed in accordance with Item 402(v) of Regulation
S-K.
In accordance with these rules, these amounts reflect Total Compensation as set forth in the Summary Compensation Table for each year, adjusted as shown below for 2023. Refer to our Proxy Statement for the 2023 Annual Meeting information on the calculations applicable for prior years. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of the grant.

48	2024 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Pay Versus Performance

Average Compensation Actually Paid to Non-PEO NEOs	2023

Average Summary Compensation Table Total	$9,487,917

Less, average value of Stock Awards reported in Summary Compensation Table	(6,432,692)

Plus, average year-end fair value of outstanding and unvested equity awards granted in the year	6,729,522

Plus, average fair value as of vesting date of equity awards granted and vested in the year	—

Plus (less), average year-over-year change in fair value from prior year end of outstanding and unvested equity awards granted in prior years	(124,668)

Plus (less), average change in fair value from prior year end to vesting date of equity awards granted in prior years that vested in the year	(60,983)

Less, prior year-end fair value for any equity awards forfeited in the year	—

Average Compensation Actually Paid to Non-PEO NEOs	$9,599,096

(5)
Total Shareholder Return (TSR) assumes an initial $100 investment in KDP stock beginning on December 31, 2019. TSR is cumulative, with the value determined at the end of each applicable fiscal year shown, calculated by dividing (a) the sum of (i) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between the Company’s share price at the end of each fiscal year shown and the beginning of the measurement period by (b) the Company’s share price at the beginning of the measurement period. The beginning of the measurement period for each year in the table is December 31, 2019.

(6)
Peer Group Total Shareholder Return represents the weighted peer group TSR, which is weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the Company’s Compensation Peer Group discussed in “Compensation Discussion and Analysis” above: Anheuser-Busch InBev SA/NV, Campbell Soup Company, Chocoladefabriken Lindt & Sprungli AG, The Coca-Cola Company, Danone, Diageo plc, The Hershey Company, Kellanova (f/k/a Kellogg Company), The Kraft Heinz Company, McCormick & Company, Incorporated, Mondelēz International, Inc., Nestle S.A., PepsiCo, Inc., The Procter & Gamble Company, Reckitt Benckiser Group plc and Unilever PLC.

(7)	The dollar amounts reported represent the amount of net income, in millions, reflected in the Company’s audited financial statements for the applicable year.

(8)
The dollar amounts reported represent the amount of Adjusted operating income, in millions. Please refer to Appendix A to this Proxy Statement for a description and reconciliation of this non-GAAP
compensation performance measure relative to the reported GAAP financial measure.

Description of Certain Relationships Between Information Presented in the Pay Versus Performance Table
As described in more detail in “Compensation Discussion and Analysis,” a significant portion of our executive compensation is tied to Company performance in the form of annual cash incentives through our STIP, equity awards through our LTIP and required participation in our Elite Investment Program. The Pay Versus Performance Table does not reflect all of the performance measures that we use to align executive compensation with Company performance through these programs. We generally seek to incentivize long-term performance, and therefore we do not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, the Company is providing the following graphs depicting the relationships between information presented in the Pay Versus Performance Table.

Keurig Dr Pepper Inc.	2024 PROXY STATEMENT	49

 Pay Versus Performance

Compensation Actually Paid, Cumulative TSR and Peer Group TSR

Compensation Actually Paid and Net Income

50	2024 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Pay Versus Performance

Compensation Actually Paid and Adjusted Operating Income

Financial Performance Measures
As described in greater detail under “Compensation Discussion and Analysis,” our executive compensation program reflects a variable pay-for-performance
philosophy that aligns executive and stockholder interests. For the most recently completed fiscal year, the financial performance measures that most closely link Company performance to compensation actually paid to the Company’s NEOs include:

▪	Adjusted operating income (Company-selected measure)

▪	Net sales growth

▪	Adjusted operating income growth

▪	Adjusted diluted EPS growth

▪	Free cash flow conversion

Keurig Dr Pepper Inc.	2024 PROXY STATEMENT	51

 Securities Authorized for Issuance Under Equity Compensation Plans

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes certain information related to our equity award plans as of December 31, 2023:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Initial Column) (#)

Equity Compensation Plans approved by security holders	9,095,704	15.23	23,723,736	(2)

Equity Compensation Plans not approved by security holders(3)	25,175,092	—	362,076

Total	34,270,796	15.23	24,085,812

(1)

As of December 31, 2023, there were options to purchase 37,452 shares of KDP common stock outstanding with a weighted average exercise price of $15.23 per share and weighted average remaining contractual term of 3.2 years. RSUs have no exercise price and therefore are not reflected in the weighted average exercise price presented above.

(2)	Represents shares authorized for future grants under the Omnibus Stock Incentive Plan of 2019.

(3)

In connection with the DPS Merger, the Company assumed the Keurig Green Mountain, Inc. Long-Term Incentive Plan and the Keurig Green Mountain, Inc. Executive Ownership Plan, in each case effective August 11, 2016, and the RSUs outstanding thereunder and the authorized but unissued share pool with respect thereto (the “Keurig Award Pool”). The Company may grant awards to legacy-Keurig Green Mountain, Inc. (“KGM”) employees and other employees of KDP who were not employed by DPS upon the closing of the DPS Merger out of the Keurig Award Pool. The Keurig Green Mountain, Inc. Long-Term Incentive Plan was the legacy-equity plan of KGM pursuant to which legacy-KGM employees were granted their annual long-term equity incentive awards. The Keurig Green Mountain, Inc. Executive Ownership Plan was the legacy-investment program of KGM pursuant to which legacy-KGM employees participated in the Elite and Platinum investment programs.

52	2024 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Proposal 3 — Ratification of the Appointment of Independent Registered Public Accounting Firm

PROPOSAL 3 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee, which consists entirely of independent directors, is directly responsible for the appointment, compensation, retention, and oversight of the work of KDP’s independent registered public accounting firm. The Audit Committee is recommending ratification of its appointment of Deloitte & Touche LLP (“Deloitte”) as independent registered public accounting firm for fiscal year 2024. Deloitte has served as the independent registered public accounting firm of KDP since 2006 (including service for KDP’s predecessor DPS). The Audit Committee and the Board believe that the continued retention of Deloitte to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders.

Although stockholder ratification of the Audit Committee’s appointment of Deloitte as the Company’s independent registered public accounting firm is not required by the Company’s By-Laws or otherwise, the Board is submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the appointment, the Audit Committee will reconsider the appointment for fiscal year 2024. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during fiscal year 2024 if it is determined that such a change would be in the best interests of KDP and its stockholders.

A representative of Deloitte is expected to be present at the Annual Meeting, will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions.

The Board unanimously recommends that KDP’s stockholders vote “FOR” the ratification of Deloitte & Touche LLP’s appointment as the Company’s independent registered public accounting firm

Independent Registered Public Accounting Firm’s Fees

Fees for professional services provided by our independent registered public accounting firm in each of the last two fiscal years, in each of the following categories, were as follows:

(in thousands)	2023	2022

Audit Fees(1)	$5,714	$5,957

Audit-Related Fees	—	—

Tax Fees(2)	1,080	1,709

All Other Fees(3)	5	5

Total Fees	$6,799	$7,671

(1)

These amounts represent fees and out-of-pocket expenses of Deloitte for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly Form 10-Q reports, the audit of internal controls over financial reporting, services rendered in connection with acquisitions and debt offerings and the services that an independent auditor would customarily provide in connection with statutory requirements, regulatory filings, and similar engagements for the fiscal year, such as comfort letters, consents and assistance with review of documents filed with the SEC. Audit Fees also include advice about accounting matters that arose in connection with or as a result of the audit or the review of periodic consolidated financial statements and statutory audits that non-U.S. jurisdictions require. For purposes of this schedule, fees billed from non-U.S. jurisdictions in the currencies of such jurisdictions have been converted to U.S. dollars as of the date of the approval of such fees.

(2)	These amounts represent fees of Deloitte for professional services primarily related to tax compliance, as well as tax planning and advice, in 2023 and 2022.

(3)	These amounts represent fees for subscriptions to the Deloitte Accounting Research Tool.

Under the Audit Committee charter, the Audit Committee has established pre-approval policies and procedures under which all audit and non-audit services performed by the Company’s independent registered public accounting firm must be approved in advance by the Audit Committee in order to assure that the provision of such services does not impair the independence of the independent registered public accounting firm. The policy also provides that the Audit Committee may delegate pre-approval authority to the Chair of the Audit Committee, provided that the Chair reports any such pre-approval decisions to the full Audit Committee at its next meeting. The Audit Committee approved all audit and non-audit services provided in 2023 and 2022 in

Keurig Dr Pepper Inc.	2024 PROXY STATEMENT	53

 Proposal 3 — Ratification of the Appointment of Independent Registered Public Accounting Firm

accordance with the Audit Committee’s policy and procedures. Additional information may be found in the Audit Committee Report that follows and Audit Committee charter available on the Company’s website at www.keurigdrpepper.com.

Report of the Audit Committee

The Audit and Finance Committee (the “Audit Committee”) is composed of Mr. Singer (Chair), Ms. Hickman and Ms. Patsley. All of the Audit Committee members are “independent,” as defined in the Nasdaq listing standards and the applicable rules of the Securities Exchange Act of 1934, as amended. Each of Mr. Singer, Ms. Hickman and Ms. Patsley meet the definition of “audit committee financial expert,” as defined in SEC Regulation S-K.

The Audit Committee Charter sets forth the duties and responsibilities of the Audit Committee. The Audit Committee is primarily responsible for the oversight of the integrity of KDP’s financial reporting process and systems of internal controls (including the integrity of KDP’s financial statements and related disclosures), KDP’s compliance with legal and regulatory requirements, the independence, qualifications and performance of KDP’s independent auditors, KDP’s internal audit activities and KDP’s policies and practices with respect to risk assessment and risk management.

Management has primary responsibility for the preparation of the financial statements, the completeness and accuracy of financial reporting, the overall system of internal control over financial reporting and the performance of the internal audit function. The Audit Committee has reviewed and discussed with management KDP’s audited financial statements and management’s evaluation and assessment of the effectiveness of internal control over financial reporting.

The Audit Committee engaged Deloitte as our independent registered public accounting firm for fiscal year 2023, to be responsible for planning and conducting the audit of the financial statements and expressing an opinion on the fairness of the financial statements and their conformity with U.S. GAAP and for auditing KDP’s internal control over financial reporting and expressing an opinion on its effectiveness.

The Audit Committee has also reviewed and discussed with Deloitte, with and without management present, the financial statement audit, its evaluation of effectiveness of internal control over financial reporting, the overall quality of financial reporting and disclosure, the quality (and not just the acceptability) of the accounting principles utilized, the reasonableness of significant accounting judgments and estimates, the critical audit matters identified in Deloitte’s audit, and other matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board Accounting Standards (“PCAOB”) and the SEC. The Audit Committee has also discussed with KDP’s internal auditors and Deloitte the overall scope and plans for their respective audits. The Audit Committee has reviewed and received from Deloitte the written disclosures and the letter required by the applicable PCAOB requirements regarding Deloitte’s communications with the Audit Committee concerning independence and discussed with Deloitte the firm’s independence from KDP and management.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on February 22, 2024.

Submitted by the Audit and Finance Committee of the Board:
Robert Singer (Chair)
Juliette Hickman
Pamela Patsley

54	2024 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Ownership of Our Equity Securities

OWNERSHIP OF OUR EQUITY SECURITIES

The following table sets forth, as of April 15, 2024, the record date for the Annual Meeting, certain information with respect to the shares of our common stock beneficially owned (including the number of shares they had the right to acquire within 60 days of that date) by (i) stockholders known to us to own more than 5% of the outstanding shares of our common stock, (ii) each of our directors, nominees and named executive officers and (iii) all of our executive officers and directors as a group. Unless otherwise noted below, the address of each beneficial owner listed in the table below is Keurig Dr Pepper Inc., 53 South Avenue, Burlington, MA 01803, and each beneficial owner has sole voting power and investment power with respect to securities shown in the table.

Name	Amount Of Beneficial Ownership Of Common Stock	Percent Of Class

BENEFICIAL OWNERS OF MORE THAN 5% OF OUR COMMON STOCK

JAB BevCo B.V.(1)	283,443,879	20.9%

Capital World Investors(2)	108,292,164	8.0%

The Vanguard Group(3)	83,014,973	6.1%

BlackRock, Inc.(4)	80,687,237	6.0%

DIRECTORS AND NOMINEES

Oray Boston	—	—

Joachim Creus	142,236	*

Olivier Goudet(5)	3,706,401	*

Peter Harf(6)	3,802,205	*

Juliette Hickman	—	—

Paul Michaels(7)	12,967	*

Pamela Patsley	32,806	*

Lubomira Rochet	—	—

Debra Sandler	—	—

Robert Singer(8)	48,142	*

Larry Young	625,260	*

NAMED EXECUTIVE OFFICERS

Robert Gamgort(9)	4,204,785	*

Sudhanshu Priyadarshi	218,566	*

Timothy Cofer	400,393	*

Karin Rotem-Wildeman(10)	93,694	*

Andrew Archambault	20,565	*

ALL EXECUTIVE OFFICERS AND DIRECTORS AS A GROUP (21 PERSONS)	13,817,742	1.0%

*	Less than 1% of outstanding shares of common stock.

(1)

Based on information provided to KDP by the stockholder (which was formerly known as Maple Holdings B.V.), such stockholder has indicated that it beneficially owns 283,443,879 shares, and has shared voting and dispositive power with respect to 283,443,879 shares. Agnaten SE (“Agnaten”) and Lucresca SE (“Lucresca”), each of which is a company with its registered seat in Luxembourg, and JAB Holdings B.V., a Netherlands corporation, indirectly have voting and investment control over the shares held by such stockholder. JAB BevCo B.V. is a direct subsidiary of Acorn Holdings B.V. and an indirect subsidiary of Agnaten and Lucresca. Agnaten and Lucresca are each managed by Joachim Creus, Dr. Peter Harf, Dr. Stefan Reimann-Andersen, Martin Haas, Mathias Reimann-Andersen and Oliver Reimann, who with Frank Engelen exercise voting and investment authority over the shares held by JAB BevCo B.V. Agnaten, Lucresca and JAB BevCo B.V. disclaim the existence of a “group” and disclaim beneficial ownership of these securities. The address of Agnaten and Lucresca is 4 Rue Jean Monnet, Luxembourg, L-2180, Luxembourg, and the address of JAB BevCo B.V. and JAB Holdings B.V. is Piet Heinkade 55, Amsterdam, 1019 GM, The Netherlands.

(2)

Based on a Schedule 13G filed by Capital World Investors with the SEC on February 9, 2024. Such stockholder has indicated that, as of December 29, 2023, it beneficially owned 108,292,164 shares, has sole voting power with respect to 107,823,172 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 108,292,164 shares and shared dispositive power with respect to 0 shares. The address of such stockholder is 333 South Hope Street, 55th Floor, Los Angeles, CA 90071.

Keurig Dr Pepper Inc.	2024 PROXY STATEMENT	55

 Ownership Of Our Equity Securities

(3)

Based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 13, 2024. Such stockholder has indicated that, as of December 29, 2023, it beneficially owned 83,014,973 shares, has sole voting power with respect to 0 shares, shared voting power with respect to 1,264,743 shares, sole dispositive power with respect to 78,795,842 shares and shared dispositive power with respect to 4,219,131 shares. The address of such stockholder is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Based on a Schedule 13G filed by BlackRock, Inc. with the SEC on January 29, 2024. Such stockholder has indicated that, as of December 29, 2023, it beneficially owned 80,687,237 shares, has sole voting power with respect to 73,427,258 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 80,687,237 shares and shared dispositive power with respect to 0 shares. The address of such stockholder is 50 Hudson Yards, New York, NY 10001.

(5)	3,694,622 shares are held by Platin Holdings S.à r.l.

(6)	3,619,600 shares are held by HFS Holdings S.à r.l.

(7)	114 shares are held by the Paul S. Michaels 1994 Trust. 79 shares are held by Arthur Street LLC.

(8)	12,499 shares are held by the Robert Singer 2005 Insurance Trust.

(9)	1,000,000 shares are held by a GRAT settled by Mr. Gamgort in 2023, and 171,821 shares are held by a GRAT settled by Mr. Gamgort in 2024.

(10)	20,171 shares are held by a Retirement Savings Plan.

56	2024 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Proposal 4 — Stockholder Proposal Requesting Additional Reporting on Plastic Packaging

PROPOSAL 4 — STOCKHOLDER PROPOSAL REQUESTING ADDITIONAL REPORTING ON PLASTIC PACKAGING

KDP has been advised that the following stockholder proposal may be introduced at the Annual Meeting. The Board disclaims any responsibility for the content of the proposal and for the statements made in support thereof, which, except for minor formatting changes, are presented in the form received from the stockholder proponent. The stockholder proposal is required to be voted on at the Annual Meeting only if it is properly presented.

Betsy L Krieger CRUT, c/o As You Sow, 2020 Milvia St., Suite 500, Berkeley, CA 94704, the beneficial owner of 157 shares of KDP common stock, and other co-filers submitted this proposal.

WHEREAS: Without immediate and sustained new commitments throughout the plastics value chain, annual flows of plastic into oceans could nearly triple by 2040.1

The growing plastic pollution crisis poses increasing risks to Keurig Dr Pepper (KDP). Corporations could face an annual financial risk of approximately $100 billion should governments require them to cover the waste management costs of the packaging they produce.2 Governments around the world are increasingly enacting such policies, including taxing corporations for single-use plastic (SUP) packaging, including new laws in Maine, Oregon, Colorado, and California.3 The European Union has banned ten common SUP pollutants and imposed a tax on non-recycled plastic packaging waste.4

Pew Charitable Trusts’ groundbreaking study, Breaking the Plastic Wave, concluded that improved recycling alone is insufficient to address plastic pollution – instead, recycling must be coupled with reductions in use, materials redesign, and substitution.5 At least one-third of plastic use can be reduced, and reduction is the most viable solution from environmental, economic, and social perspectives.6

KDP recently committed to shareholders to increase use of reusable and refillable packaging (Reusables) and report a Reusables baseline assessment as part of its efforts to decrease SUP use.7 KDP has failed to meet these commitments, neglecting to state in its sustainability reporting what percentage, or total number, of packages are Reusables, and omitting information on the promised launch of new Reusables pilots.

Further, KDP is reporting increases in total plastic used by more than 7% since 2019, undermining the Company’s goal to reduce virgin plastic use by 20% by 2030.8

Competitors Coca-Cola Co. and PepsiCo have established Reusables packaging systems, with ambitious global goals for expansion. Coke has pledged to deliver 25% of beverages by volume in Reusables by 2030,9 and PepsiCo has committed to 20%.10 These companies are responding to consumer demand for sustainable packaging.11

KDP offers refillable glass bottles in Mexico and could demonstrate a commitment to decreasing total plastic used by expanding Reusables infrastructure to the United States. KDP could mitigate environmental, financial, regulatory, and reputational risk related to plastic pollution by setting timebound and quantifiable Reusables goals.

RESOLVED: Shareholders request the Board issue a report, at reasonable expense and excluding proprietary information, describing the potential and options for the Company to rapidly reduce dependence on single-use plastic packaging in alignment with the findings of the Pew Report or other authoritative sources.

[1]	https://www.pewtrusts.org/-/media/assets/2020/10/breakingtheplasticwave_mainreport.pdf, p.4
[2]	https://www.pewtrusts.org/-/media/assets/2020/10/breakingtheplasticwave_mainreport.pdf, p.9
[3]	https://www.packworld.com/news/sustainability/article/22419036/four-states-enact-packaging-epr-laws
[4]	https://environment.ec.europa.eu/topics/plastics/single-use-plastics_en
[5]	https://www.pewtrusts.org/-/media/assets/2020/10/breakingtheplasticwave_mainreport.pdf, p.9
[6]	https://www.pewtrusts.org/-/media/assets/2020/10/breakingtheplasticwave_mainreport.pdf, p.10
[7]	https://www.greencentury.com/keurig-dr-pepper-steps-up-efforts-to-address-single-use-plastics-in-response-to-green-century-proposal/
[8]	https://www.keurigdrpepper.com/content/dam/keurig-brand-sites/kdp/files/KDP-CR-Report-2022.pdf, p. 56
[9]	https://www.asyousow.org/press-releases/2022/2/10/coca-cola-increase-sales-refillable-bottles
[10]	https://www.asyousow.org/press-releases/2022/12/6/pepsi-pledges-double-zero-waste-packaging-by-2030
[11]	https://www.businessnewsdaily.com/15087-consumers-want-sustainable-products.html

Keurig Dr Pepper Inc.	2024 PROXY STATEMENT	57

 Proposal 4 — Stockholder Proposal Requesting Additional Reporting on Plastic Packaging

SUPPORTING STATEMENT: The approaches the Company evaluates in the report, at Board and management discretion, could include:

▪	Expanding global reuse and refill infrastructure;

▪	Evaluating opportunities to set timebound reuse and refill goals at the country or regional level;

▪	Establishing uniform methodology for the measurement of reuse and refill servings delivered; and

▪	Publicly disclosing Company reuse and refill metrics.

58	2024 PROXY STATEMENT	Keurig Dr Pepper Inc.

 The Board’s Statement in Opposition

THE BOARD’S STATEMENT IN OPPOSITION

The Board recommends that stockholders vote AGAINST this stockholder proposal.

After careful consideration, the Board recommends that stockholders vote AGAINST this proposal because KDP has a focused corporate responsibility strategy that utilizes credible standards, robust disclosures, and intentionally designed roadmaps to set and measure progress toward achievement of our corporate responsibility goals. This includes previously adopted quantitative, time-bound goals to reduce our use of virgin plastic packaging and disclosures regarding our progress toward those goals, including leveraging reuse and refill options. In addition, we are already working with peers in the beverage industry to establish a common landscape analysis and measurement methodology for reuse and refill in the United States. In light of our existing disclosures, preparing the report requested by the proposal would be costly, duplicative of current efforts and would unnecessarily divert the Board’s and management’s attention and resources from overseeing KDP’s business strategy and day-to-day operations without providing meaningful additional information for our stockholders. As a result, and for the additional reasons set forth below, the Board believes that this proposal is unnecessary and not in the best interests of KDP and our stockholders and urges you to vote AGAINST this proposal.

KDP already has made meaningful commitments that address sustainable packaging, including setting quantitative and time-bound goals related to plastic packaging reduction and providing regular and transparent reporting on our progress relating to sustainable packaging.

At KDP, our environmental sustainability approach focuses on climate, water and packaging, with sustainable packaging among our top priorities. We are continually innovating our packaging designs and processes to reduce the amount of material used, with a particular focus on reducing our use of newly manufactured raw material for the creation of plastic products (virgin plastic). Important to this reduction will be incorporating more post-consumer recycled (PCR) content, eliminating unnecessary materials, redesigning packaging and exploring reuse and refill models, all of which are currently underway. This work is guided by our established and ambitious sustainable packaging goals, and we are making progress towards the achievement of these goals. Specifically:

▪	As of the end of 2022, 90% of our packaging was designed to be recyclable or compostable, with a goal of 100% by 2025.

▪

We are committed to reducing our virgin plastic use by 20% across our product packaging portfolio by 2025, and we have already achieved an 11% reduction against the 2019 baseline as of the end of 2022. This was enabled in part by our recent efforts to significantly increase recycled content in plastic beverage bottles and several lightweighting accomplishments in which we reduced the weight of packaging.

▪

In 2022, we also completed the conversion of all Core Hydration and 16 oz. Snapple products to bottles made from 100% recycled polyethylene terephthalate (rPET) plastic, which helped to achieve 18% post-consumer recycled content across our plastic packaging portfolio, with a goal of 25% by 2025.

▪	Similarly, in 2022, we reached 24% of post-consumer recycled content across our packaging portfolio, with a goal of 30% by 2025.

We annually disclose our progress against these goals in our annual Corporate Responsibility Report, which is available on the “Our Impact” page of our website. Contrary to the claims made in the stockholder proposal, our disclosures in both our annual Corporate Responsibility Report and our annual Ellen MacArthur Foundation Global Commitment reporting includes data on the percentage of our plastic packaging that is reusable or refillable as compared to our 2019 reusable baseline.

We believe we have already made meaningful progress on our current sustainable packaging goals, and, through innovative product and packaging design, continue to advance beyond the boundaries of those goals including reduced virgin plastic use in our Keurig brewers, development of plastic-free coffee pods and our evolving reuse-refill strategy.

As part of our commitment to circular design and innovation, we are committed to supporting the reuse, recycling, repurposing and composting of our products and packaging to reduce the use of virgin plastic. We use smart design as well as product and packaging innovation to optimize the use of materials, incorporate more recycled content and eliminate non-recyclable materials. This includes creating and testing innovative product and packaging solutions that will further reduce our plastic footprint and enhance the consumer experience. For example, as reported in 2022, our black K-Mini and K-Mini Plus brewers contain at least 50% PCR content, and our black K-Compact, K-Supreme Plus and K-Supreme Plus SMART brewers all contain at least 30% PCR content.

Recently in March of 2024, we introduced a multi-year innovation agenda for our Keurig® single serve brewing system including K-Rounds™ plastic-free pods which are created from expertly roasted coffee beans that are ground, pressed and wrapped in a protective plant-based coating. After brewing, K-Rounds plastic-free pods can be disposed of like coffee grounds and are expected to be certified compostable, as the Company is currently working through the certification process.

Keurig Dr Pepper Inc.	2024 PROXY STATEMENT	59

 The Board’s Statement in Opposition

We believe that reuse and refill options will be a key component of our strategy to advance the use of more sustainable packaging materials and designs. We already offer a number of products that align with options for refill, including traditional fountain beverages, which enable reusable cup options, and the My K-Cup Universal Reusable Filter for use in Keurig brewers, and we currently offer refillable glass bottles in Mexico where the infrastructure for collection, sanitation and refill currently exists. We are continuing to evolve and develop our reuse-refill strategy through pilot programs and other partnerships and the refinement of processes to track consumer use of reusable and refillable packaging. This year, we are conducting reuse and/or refill pilots with the intent to learn about drivers of success to scale such solutions, including measurement of retailer and consumer participation which will be critical to successful development of reuse-refill infrastructure. Because our sales footprint is largely in the U.S., where infrastructure for reuse and refill beyond fountain beverages is currently limited, our partnership with retailers and others will be key to unlocking the full potential of reuse-refill programs. Moreover, contrary to the claims made in the stockholder proposal, KDP continues to meet our commitments to stockholders and other stakeholders regarding reuse-refill actions. Consistent with those commitments, we expanded discussion on this topic within our 2022 Corporate Responsibility report, and as part of our 2023 Corporate Responsibility Report, which will be published later this year, we will also provide information about our plans to launch reuse-refill pilots in key U.S. markets including a new relationship with the Green Sports Alliance with the intent to explore pilots for reuse and refill delivery models in sports venues in the U.S.

We have a strong track record of collaborating with industry partners to help identify and promote long-term solutions to sustainable packaging, including a study underway to evaluate scale-up scenarios for beverage reuse/refill models in the U.S.

Addressing sustainable packaging issues can be complex and requires scalable systems changes. We engage with stakeholders to develop and execute our goals, programs and progress. These collaborations and partnerships foster trust, elevate our performance, help to identify emerging trends and allow us to find solutions to shared challenges.

There are currently no uniform standards that recycling facilities must follow when determining what materials or products to accept, which is one of the central challenges to supporting a closed loop for packaging. Combining our dollars and voices in unique partnerships, we collaborate closely with a number of stakeholders – including industry groups, NGOs, investment firms and policy makers – in order to catalyze critical recycling infrastructure improvements and consumer education across North America. For example, KDP invested alongside its beverage peers a collective $100 million to fund the American Beverage Association’s Every Bottle Back initiative. The program aims to modernize and improve community recycling through recycling infrastructure upgrades at local MRFs throughout the U.S. and supports “recycle right” behaviors through consumer education.

We also support smart policy solutions focused on efficient and equitable ways to increase material recovery, while reducing the economic and environmental costs of disposal. Our advocacy includes our support of a national Extended Producer Responsibility (EPR) program to generate strong environmental outcomes in an efficient and accountable manner, provide convenient services to consumers and move closer to a financially and operationally sustainable circular economy. KDP supports a national approach to EPR in order to avoid a patchwork of state-specific approaches that drive complexity, inefficiency and consumer confusion. However, in the absence of a national approach, we support well-designed EPR at the state level. In 2023, we became a founding member of the Circular Action Alliance (CAA), a U.S. non-profit Producer Responsibility Organization (PRO) established to administer and support the implementation of EPR laws for paper and packaging in the U.S. CAA has been selected as the single program steward in Colorado and California as well as appointed to Maryland’s EPR Advisory Council. The organization is well-positioned for additional states that adopt similar legislation in the future.

Applying our learnings from deep engagement in recycling in the U.S., we recognize that reuse and refill infrastructure will require a level of standardization in order to be successful. As such, we are working with key industry partners and circular economy experts to assess the viability and capital intensity of a variety of scale-up scenarios for beverage reuse/refill models in the U.S. This will include a landscape analysis and development of a science-based methodology to understand consumer adoption rates, costs, and impacts.

In light of KDP’s existing goals and robust disclosures regarding plastic reduction and KDP’s efforts to support the development of reuse and refill and recycling infrastructure, the Board believes that the additional report requested by the proposal is unnecessary and not in the best interest of our stockholders.

The Board unanimously recommends that KDP’s stockholders vote “AGAINST” the stockholder proposal requesting additional reporting on the use of plastic packaging

60	2024 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Other Matters

OTHER MATTERS

Q:	WHY AM I RECEIVING THIS PROXY STATEMENT AND PROXY CARD?

A:

You are receiving this Proxy Statement because you are a record holder or beneficially own shares of KDP common stock that entitle you to vote at the 2024 Annual Meeting of Stockholders. Our Board of Directors is soliciting proxies to ensure that all of our stockholders can vote at the meeting, even if they cannot attend in person.

Q:	WHAT ITEMS OF BUSINESS WILL BE VOTED ON AT THE ANNUAL MEETING?

A:

The items of business at the Annual Meeting will be as follows: (1) to elect the 11 directors named in this Proxy Statement to serve until the 2024 Annual Meeting of Stockholders; (2) to approve, on an advisory basis, KDP’s executive compensation; (3) to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2024; and (4) to vote on a stockholder proposal requesting additional reporting on plastic packaging, if such proposal is properly presented at the Annual Meeting. We also will consider any other business that properly comes before the Annual Meeting or any adjournments or postponements thereof.

Q:	WHEN AND WHERE IS THE ANNUAL MEETING?

A:

The Annual Meeting will be held virtually on June 10, 2024, at 11:00 a.m., Eastern Time, or at any adjournments or postponements thereof, for the purposes stated in the Notice of Annual Meeting of Stockholders.

Q:	HOW DO I ATTEND THE ANNUAL MEETING VIRTUALLY?

A:

We will host the 2024 Annual Meeting live online. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/KDP2024. The webcast will start at 11:00 a.m. Eastern Time. Stockholders may vote and submit questions while attending the Annual Meeting online. Pertinent questions will be answered during the meeting, subject to time constraints. Questions and answers may be grouped by topic, and substantially similar questions may be grouped and answered once. You will need the control number included on your Notice of Internet Availability or your proxy card (if you received a printed copy of the proxy materials) in order to be able to attend the Annual Meeting. If you are a beneficial stockholder, you may contact the bank, broker or other institution where you hold your shares if you have questions about obtaining your control number if you do not receive one. Instructions on how to attend and participate online are posted at www.virtualshareholdermeeting.com/KDP2024. We encourage you to access the meeting prior to the start time to allow ample time to complete the online check-in process.

If you encounter any technical difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Meeting log-in page.

Q:	WHY IS THE ANNUAL MEETING BEING HELD VIRTUALLY?

A:

Our Annual Meeting will be a virtual meeting of stockholders conducted via live webcast. By conducting our Annual Meeting solely online, we eliminate many of the costs associated with a physical meeting. In addition, we believe that hosting a virtual meeting facilitates stockholder attendance and participation by enabling stockholders to participate from any location around the world and improves our ability to communicate more effectively with our stockholders during the meeting. We have designed the virtual meeting to provide the same rights to participate as you would have at an in-person meeting, including providing opportunities to submit questions during the meeting.

Q:	HOW DOES THE BOARD RECOMMEND THAT I VOTE?

A:

The Board unanimously recommends that you vote FOR each director nominee in Proposal 1, FOR the advisory resolution to approve KDP’s executive compensation in Proposal 2, FOR ratification of Deloitte & Touche LLP’s appointment as independent auditor in Proposal 3 and AGAINST the stockholder proposal requesting additional reporting on plastic packaging in Proposal 4.

Q:	WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE PROPOSALS?

A:	The following votes will be required to adopt each proposal (assuming a quorum is present):

Proposal 1: A nominee for director will be elected if the votes cast “FOR” such nominee exceed the votes cast “AGAINST” such nominee.

Proposal 2: The proposal will be approved if votes cast “FOR” such proposal exceed the votes cast “AGAINST” such proposal.

Keurig Dr Pepper Inc.	2024 PROXY STATEMENT	61

 Other Matters

Proposal 3: The proposal will be approved if votes cast “FOR” such proposal exceed the votes cast “AGAINST” such proposal.

Proposal 4: The proposal will be approved if votes cast “FOR” such proposal exceed the votes cast “AGAINST” such proposal.

For each proposal, a broker non-vote (as described below), if any, or an abstention will not be counted as having been cast or actually voted on the applicable proposal, and therefore will have no effect on the vote.

Q:	WHO CAN VOTE AT THE ANNUAL MEETING?

A:

The Board has fixed the close of business on April 15, 2024 as the record date for the Annual Meeting. This means that you are entitled to vote if you were a stockholder of record at the close of business on April 15, 2024.

On that date, we had 1,355,573,815 shares of common stock, par value $0.01 per share, issued and outstanding. A holder of shares of our common stock is entitled to one vote for each share of our common stock on all matters properly brought before the Annual Meeting.

Q:	HOW CAN I VOTE MY SHARES AT THE ANNUAL MEETING?

A:

Although we encourage you to complete and return a proxy prior to the Annual Meeting to ensure that your vote is counted, you can virtually attend the Annual Meeting and vote your shares online by visiting www.virtualshareholdermeeting.com/KDP2024. You will need your control number included on your Notice of Internet Availability or proxy card in order to be able to vote during the Annual Meeting. If you are a beneficial stockholder, you may contact the bank, broker or other institution where you hold your shares if you have questions about obtaining your control number if you did not receive one. If you vote by proxy prior to the Annual Meeting and also virtually attend the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote.

Q:	HOW CAN I VOTE MY SHARES WITHOUT ATTENDING THE VIRTUAL ANNUAL MEETING?

A:

Whether you hold shares directly as the stockholder of record or through a broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted by proxy without attending the virtual Annual Meeting. There are three ways to vote by proxy:

▪

By Internet — Stockholders who have received a Notice of Internet Availability or a paper copy of a proxy card or voting instruction form by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction form.

▪

By Telephone — Stockholders of record who live in the United States or Canada may submit proxies by telephone by calling 1-800-690-6903 and following the instructions. Stockholders of record must have the control number that appears on their proxy card available when voting. Stockholders who are beneficial owners of their shares, but not stockholders of record, living in the United States or Canada may vote by phone by calling the number specified on the voting instruction form provided by their broker, trustee or nominee. Those stockholders should check the voting instruction form for telephone voting availability.

▪

By Mail — Stockholders who have received a paper copy of a proxy card or voting instruction form by mail may submit proxies by completing, signing and dating their proxy card or voting instruction form and mailing it in the accompanying pre-addressed envelope.

Telephone and Internet voting for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on June 9, 2024. Votes cast by mail must be received prior to the Annual Meeting. Shares represented by duly executed proxies in the accompanying proxy card or voting instruction form will be voted in accordance with the instructions indicated on such proxies or voting instruction forms and, if no such instructions are indicated thereon, will be voted (i) FOR each director nominee listed in the election proposal, (ii) FOR the approval of the advisory resolution to approve KDP’s executive compensation, (iii) FOR the ratification of Deloitte & Touche LLP’s appointment as the Company’s independent auditor and (iv) AGAINST the stockholder proposal requesting additional reporting on plastic packaging.

Q:	WHAT IF I WANT TO CHANGE MY VOTE?

A:	At any time prior to the completion of voting at the Annual Meeting, you may change your vote either by:

▪	giving written notice to our Corporate Secretary revoking your proxy;

▪	submitting a later-dated proxy by telephone or electronically before 11:59 p.m. Eastern Time on June 9, 2024;

▪	a later-dated mailed proxy received before the Annual Meeting; or

▪	voting online at the Annual Meeting.

62	2024 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Other Matters

Q:	HOW MANY SHARES MUST BE PRESENT OR REPRESENTED TO CONDUCT BUSINESS AT THE ANNUAL MEETING?

A:

The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the Annual Meeting or any adjournment thereof is necessary to constitute a quorum to transact business. Abstentions and broker non-votes (as described below), if any, are counted as present and entitled to vote for purposes of determining a quorum.

Q:	WHAT IF I AM A BENEFICIAL OWNER AND I DO NOT GIVE MY NOMINEE VOTING INSTRUCTIONS?

A:

If your shares are held by a broker, trustee or other nominee on your behalf and you do not provide the broker, trustee or other nominee with specific voting instructions, under certain securities exchange rules, the broker, trustee or other nominee may not exercise discretion to vote for or against certain proposals. A “broker non-vote” occurs with respect to a proposal when a broker, trustee or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders and elects to vote your shares on such proposal(s) but is not permitted to vote on other proposals without instructions from the beneficial owner. This results in a “broker non-vote” for the matters on which the broker, trustee or other nominee does not vote, and these shares will not be counted as having been voted on the applicable proposal and therefore will have no effect on the vote, assuming a quorum is present. Please instruct your broker, trustee or other nominee so your vote can be counted.

Q:	HOW IS KDP DISTRIBUTING PROXY MATERIALS?

A:

We are furnishing proxy materials to our stockholders primarily via “Notice and Access” delivery. On or about April 26, 2024, we mailed to our stockholders (other than those who previously requested email or paper delivery) a Notice of Internet Availability containing instructions on how to access the proxy materials via the Internet. If you receive the Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability instructs you on how to access the proxy materials and vote by going to a secure website.

If you received the Notice of Internet Availability by mail and would like to receive paper copies of the proxy materials in the mail on a one-time or ongoing basis, follow the instructions in the Notice of Internet Availability for making this request. If you would like to receive an electronic copy of the proxy materials by email on a one-time or ongoing basis, follow the instructions in the Notice of Internet Availability for making this request.

Q:	WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE COPY OF THE PROXY MATERIALS?

A:

You may receive more than one copy of the proxy materials, including multiple paper copies of this Proxy Statement and multiple proxy cards or voting instruction forms. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one proxy card. If you hold your shares through a broker, trustee or another nominee, rather than owning shares registered directly in your name, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are entitled to direct the voting of your shares by your intermediary. Your intermediary will forward the proxy materials to you with a voting instruction form or provide electronic access to the materials and to voting facilities. To vote all of your shares by proxy, you must complete, sign, date and return each proxy card and voting instruction form that you receive.

Q:	WHO WILL PAY FOR THIS SOLICITATION?

A:

The cost of preparing, assembling, printing and mailing this Proxy Statement and the enclosed proxy card and the cost of soliciting proxies related to the Annual Meeting will be borne by us. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by certain of our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. We have engaged Innisfree M&A Incorporated (“Innisfree”) to assist with the solicitation of proxies for an estimated fee of $25,000 plus expenses. In addition, Innisfree may be paid on a per-call basis to solicit stockholders. We will request brokers, trustees or other nominees to solicit their customers who are beneficial owners of shares of common stock listed of record in the name of the broker, trustee or other nominee and will reimburse such brokers, trustees or other nominees for their reasonable out-of-pocket expenses for such solicitation.

Q:	WHAT HAPPENS IF ADDITIONAL MATTERS ARE PRESENTED AT THE ANNUAL MEETING?

A:

Other than the four items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any reason any of our director nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board, or the Board may leave a vacancy or decrease the size of the Board.

Keurig Dr Pepper Inc.	2024 PROXY STATEMENT	63

 Other Matters

Q:	I LIVE WITH OTHER KDP STOCKHOLDERS. WHY DID WE ONLY RECEIVE ONE COPY OF PROXY MATERIALS?

A:

If you have consented to the delivery of only one set of proxy materials, as applicable, to multiple KDP stockholders who share your address, then only one set of proxy materials will be delivered to your household unless we have received contrary instructions from one or more of the stockholders sharing your address. We will promptly deliver, upon oral or written request, a separate set of proxy materials to any stockholder at your address. If, now or in the future, you wish to receive a separate set of proxy materials, as applicable, you may contact in writing Broadridge Financial Solutions, Inc. Householding Department at 51 Mercedes Way, Edgewood, New York, 11717, or call 1-866-540-7095. We will promptly deliver a separate copy of the Notice or proxy materials to a stockholder at a shared address to which a single copy was delivered, if requested. If you would like to opt out of householding for future deliveries of proxy materials, please contact your broker, bank or other nominee. Stockholders sharing an address who now receive multiple sets of proxy materials may request delivery of a single copy by calling Broadridge at the above number or writing to Broadridge at the above address.

Q:	HOW DO I PRESENT A PROPOSAL OR NOMINATE A CANDIDATE FOR THE BOARD OF DIRECTORS FOR THE 2025 ANNUAL MEETING?

A:

If any of our stockholders intends to present a proposal for consideration at the 2025 Annual Meeting of Stockholders, including the nomination of directors, without inclusion of such proposal in the proxy statement and form of proxy, such stockholder must provide notice to us of such proposal.

Pursuant to Rule 14a-8 of the Exchange Act, stockholder proposals will need to be received by us not later than December 27, 2024, in order to be eligible for inclusion in the proxy statement and form of proxy distributed by the Board with respect to the 2025 Annual Meeting. With respect to any notice of a proposal or director nomination that a stockholder intends to present for consideration at the 2025 Annual Meeting, without inclusion of such proposal or director nomination in the proxy statement, in accordance with Article II, Section 6(c) or 7(b) of our By-Laws, as applicable, notice of such stockholder proposal or director nomination will need to be received by us not sooner than February 10, 2025, but not later than March 12, 2025, in order to be presented at the 2025 Annual Meeting. Stockholder proposals and director nominations must be sent to our principal executive offices, 6425 Hall of Fame Lane, Frisco, TX 75034, Attention: Corporate Secretary. To be in proper written form, a stockholder’s notice to the Company of a stockholder proposal must include the information set forth in Article II, Section 6(d) of our By-Laws and a stockholder’s notice to the Company of a director nomination must include the information set forth in Article II, Section 7(c) of our By-Laws.

In addition, to comply with Rule 14a-19 of the Exchange Act, the SEC’s universal proxy rule, if a stockholder intends to solicit proxies in support of director nominees submitted under the “advance notice” provisions of our By-Laws for our 2025 Annual Meeting, then we must receive proper written notice that sets forth all the information required by Rule 14a-19 of the Exchange Act by April 11, 2025. The notice requirement under Rule 14a-19 is in addition to the applicable advance notice requirements under our By-Laws as described above.

Annual Report to Stockholders

Our 2023 Annual Report on Form 10-K for the year ended December 31, 2023 (the “2023 Annual Report”) has been posted on our corporate website at www.keurigdrpepper.com and on the Internet at www.proxyvote.com. We will provide, without charge, a copy of our 2023 Annual Report for the fiscal year ended December 31, 2023 (including the financial statements but excluding the exhibits thereto) upon the written request of any stockholder of record or beneficial owner of our common stock. Requests should be directed to our Corporate Secretary at 6425 Hall of Fame Lane, Frisco, TX 75034.

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of applicable securities laws and regulations. These forward-looking statements can generally be identified by the use of words such as “outlook,” “guidance,” “anticipate,” “expect,” “believe,” “could,” “estimate,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “target,” “will,” “would,” and similar words. In particular, forward-looking statements include, but are not limited to, statements we make about our expectations for our operations and business and our corporate responsibility progress, plans, and goals (including environmental and human capital matters). Forward-looking statements by their nature address matters that are, to different degrees, uncertain. These statements are based on the current expectations of our management, are not predictions of actual performance, and actual results may differ materially. The inclusion of such statements is not an indication that these contents are necessarily material to investors or required to be disclosed in the Company’s filings with the SEC. Forward-looking statements are subject to a number of risks and uncertainties, including the factors disclosed in our Annual Report on Form 10-K and subsequent filings with the SEC. We are under no obligation to update, modify or withdraw any forward-looking statements, except as required by applicable law. In addition, historical, current, and forward-looking sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future.

64	2024 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Other Matters

Websites

Links to websites included in this Proxy Statement are provided solely for convenience. Content on the websites, including on our Company website, is not, and will not be deemed to be, a part of this Proxy Statement or incorporated by reference herein or into any of our other filings with the SEC.

Keurig Dr Pepper Inc.	2024 PROXY STATEMENT	65

 Appendix A

APPENDIX A — NON-GAAP FINANCIAL MEASURES

Non-GAAP Financial Measures

This Proxy Statement includes certain non-GAAP financial measures, which differ from results using U.S. Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures should be considered as supplements to and should not be considered replacements for, or superior to, the GAAP measures. These measures may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define the non-GAAP financial measure in the same way. Non-GAAP financial measures typically exclude certain charges, including one-time costs that are not expected to occur routinely in future periods, described by the Company as “items affecting comparability.” The Company uses non-GAAP financial measures to evaluate our operating and financial performance and to compare such performance to that of prior periods and to the performance of our competitors. Additionally, we use non-GAAP financial measures in making operational and financial decisions and in our budgeting and planning process. We believe that providing non-GAAP financial measures to investors helps investors evaluate our operating performance, profitability and business trends in a way that is consistent with how management evaluates such performance.

Adjusted operating income. Adjusted operating income is defined as Income from operations, as adjusted for items affecting comparability. Management believes that Adjusted operating income is useful for investors in evaluating the Company’s operating results and understanding the Company’s operating trends by adjusting certain items that can vary significantly depending on specific underlying transactions or events, thereby affecting comparability.

Adjusted diluted EPS. Adjusted diluted EPS is defined as Diluted EPS, as adjusted for items affecting comparability. Management believes that Adjusted diluted EPS is useful for investors in providing period-to-period comparisons of the results of our operations since it adjusts for certain items affecting overall comparability.

Free cash flow. Free cash flow is defined as net cash provided by operating activities adjusted for purchases of property, plant and equipment, proceeds from sales of property, plant and equipment, and certain items excluded for comparison to prior year periods. Management uses this measure to evaluate the company’s performance and make resource allocation decisions.

Items affecting comparability. Items affecting comparability is defined as certain items that are excluded for comparison to prior year periods, adjusted for the tax impact as applicable. Tax impact is determined based upon an approximate rate for each item. For each period, management adjusts for (i) the unrealized mark-to-market impact of derivative instruments not designated as hedges in accordance with U.S. GAAP that do not have an offsetting risk reflected within the financial results, as well as the unrealized mark-to-market impact of our Vita Coco investment; (ii) the amortization associated with definite-lived intangible assets; (iii) the amortization of the deferred financing costs associated with the DPS Merger; (iv) the amortization of the fair value adjustment of the senior unsecured notes obtained as a result of the DPS Merger; (v) stock compensation expense and the associated windfall tax benefit attributable to the matching awards made to employees who made an initial investment in KDP; (vi) transaction costs for significant business combinations (completed or abandoned); (vii) non-cash changes in deferred tax liabilities related to goodwill and other intangible assets as a result of tax rate or apportionment changes; (viii) impairments recognized on certain intangible assets; and (ix) other certain items that are excluded for comparison purposes to prior year periods.

For the year ended December 31, 2023, the other certain items excluded for comparison purposes include (i) productivity expenses; (ii) restructuring expenses associated with the 2023 CEO Succession and Associated Realignment; (iii) costs related to significant non-routine legal matters, specifically the antitrust litigation; and (iv) the non-cash changes in deferred tax liabilities related to goodwill and other intangible assets included an immaterial non-cash true-up of the valuation of foreign deferred tax liabilities related to a prior period.

For the year ended December 31, 2022, the other certain items excluded for comparison purposes include (i) restructuring and integration expenses related to significant business combinations; (ii) productivity expenses; (iii) costs related to significant non-routine legal matters, specifically the antitrust litigation; (iv) the loss on early extinguishment of debt related to the redemption of debt; (v) incremental costs to our operations related to risks associated with the COVID-19 pandemic, which were incurred to either maintain the health and safety of our front-line employees or temporarily increase compensation to such employees to ensure essential operations continue during the pandemic; (vi) the gain on the sale of our investment in BA Sports Nutrition, LLC as a result of the settlement of the associated holdback liability; (vii) the gain on the settlement of our prior litigation with BA Sports Nutrition, LLC, excluding recoveries of previously incurred litigation expenses which were included in our adjusted results; (viii) losses recognized with respect to our equity method investment in Bedford Systems, LLC as a result of funding our share of their wind-down costs; (ix) foundational projects, which are transformative and non-recurring in nature; and (x) impairments recognized on certain intangible brand assets.

Keurig Dr Pepper Inc.	2024 PROXY STATEMENT	A-1

 Appendix A

For the year ended December 31, 2021, the other certain items excluded for comparison purposes include (i) restructuring and integration expenses related to significant business combinations; (ii) productivity expenses; (iii) costs related to significant non-routine legal matters; (iv) the loss on early extinguishment of debt related to the redemption of debt; (v) incremental costs to our operations related to risks associated with the COVID-19 pandemic; (vi) gains from insurance recoveries related to the February 2019 organized malware attack on our business operation networks in the Coffee Systems segment; (vii) the gain on the sale of our investment in BA Sports Nutrition, LLC; and (viii) impairment recognized on our equity method investment with Bedford Systems, LLC as a result of funding our share of their wind-down costs.

For the year ended December 31, 2020, the other certain items excluded for comparison purposes include (i) restructuring and integration expenses related to significant business combinations; (ii) productivity expenses; (iii) costs related to significant non-routine legal matters; (iv) the loss on early extinguishment of debt related to the redemption of debt; (v) incremental costs to our operations related to risks associated with the COVID-19 pandemic; (vi) impairment recognized on our equity method investments with Bedford Systems, LLC and LifeFuels, Inc. and (vii) impairment recognized on the Bai brand.

For the year ended December 31, 2019, the other certain items excluded for comparison purposes include (i) restructuring and integration expenses related to significant business combinations; (ii) productivity expenses; (iii) costs related to significant non-routine legal matters; (iv) the loss on early extinguishment of debt related to the redemption of debt; (v) the impact of the step-up of acquired inventory not associated with the DPS Merger; and (vi) the loss related to the February 2019 organized malware attack on our business operation networks in the Coffee Systems segment.

For the year ended December 31, 2018, the other certain items excluded for comparison purposes include (i) restructuring and integration expenses related to significant business combinations; (ii) productivity expenses; (iii) costs related to significant non-routine legal matters; (iv) the loss on early extinguishment of debt related to the redemption of debt; (v) the impact of the step-up of acquired inventory not associated with the DPS Merger; and (vi) tax reform associated with the Tax Cuts and Jobs Act of 2017.

Reconciliation of Certain Non-GAAP Information (unaudited)

	For the Year Ended December 31, 2023

(in millions)	Income from Operations	Net Income	Diluted EPS
Reported	$3,192	$2,181	$1.55

Items Affecting Comparability:
Mark to market	8	4	—
Amortization of intangibles	137	103	0.07
Amortization of deferred financing costs	—	1	—
Amortization of fair value debt adjustment	—	14	0.01
Stock compensation	17	11	0.01
Restructuring - 2023 CEO Succession and Associated Realignment	35	26	0.02
Productivity	259	196	0.14
Impairment of intangible assets	2	2	—
Non-routine legal matters	5	4	—
Transaction costs	2	2	—
Change in deferred tax liabilities related to goodwill and other intangible assets	—	(26)	(0.02)

Adjusted	$3,657	$2,518	$1.79

A-2	2024 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Appendix A

	For the Year Ended December 31, 2022

(in millions)	Income from Operations	Net Income	Diluted EPS

Reported	$2,605	$1,436	$1.01

Items Affecting Comparability:
Mark to market	150	302	0.21
Amortization of intangibles	138	103	0.07
Amortization of deferred financing costs	—	2	—
Amortization of fair value debt adjustment	—	15	0.01
Stock compensation	5	6	—
Restructuring and integration costs - DPS Merger	172	131	0.09
Productivity	230	174	0.12
Impairment of intangible assets	477	351	0.25
Impairment of investment	—	9	0.01
Loss on early extinguishment of debt	—	166	0.12
Non-routine legal matters	13	10	0.01
COVID-19	14	10	0.01
Gain on sale of equity method investment	—	(38)	(0.03)
Gain on litigation	(271)	(203)	(0.14)
Transaction costs	1	1	—
Change in deferred tax liabilities related to goodwill and other intangible assets	—	(80)	(0.06)
Foundational projects	4	3

Adjusted	$3,538	$2,398	$1.68

	For the Year Ended December 31, 2021

(in millions)	Income from Operations	Net Income	Diluted EPS
Reported	$2,894	$2,146	$1.50

Items Affecting Comparability:
Mark to market	(57)	(44)	(0.03)
Amortization of intangibles	134	103	0.07
Amortization of deferred financing costs	—	5	—
Amortization of fair value debt adjustment	—	14	0.01
Stock compensation	18	3	—
Restructuring and integration costs - DPS Merger	202	155	0.11
Productivity	163	123	0.09
Impairment of investment	—	62	0.04
Loss on early extinguishment of debt	—	81	0.06
Non-routine legal matters	30	23	0.02
COVID-19	37	28	0.02
Gain on sale of equity method investment	—	(400)	(0.28)
Transaction costs	2	2	—
Change in deferred tax liabilities related to goodwill and other intangible assets	—	(19)	(0.01)
Malware incident	(2)	(2)	—

Adjusted	$3,421	$2,280	$1.60

Keurig Dr Pepper Inc.	2024 PROXY STATEMENT	A-3

 Appendix A

	For the Year Ended December 31, 2020

(in millions)	Income from Operations	Net Income	Diluted EPS

Reported	$2,480	$1,325	$0.93

Items Affecting Comparability:
Mark to market	(28)	—	—
Amortization of intangibles	133	98	0.07
Amortization of deferred financing costs	—	8	0.01
Amortization of fair value debt adjustment	—	18	0.01
Stock compensation	27	22	0.02
Restructuring and integration costs - DPS Merger	199	150	0.11
Productivity	128	95	0.07
Impairment of intangible assets	67	52	0.04
Impairment of investment	—	77	0.05
Loss on early extinguishment of debt	—	3	—
Non-routine legal matters	57	43	0.03
COVID-19	128	97	0.07

Adjusted	$3,191	$1,988	$1.40

	For the Year Ended December 31, 2019

(in millions)	Net Income	Diluted EPS

Reported	$1,254	$0.88

Items Affecting Comparability:
Mark to market	3	—
Amortization of intangibles	92	0.06
Amortization of deferred financing costs	9	0.01
Amortization of fair value debt adjustment	20	0.01
Stock compensation	18	0.01
Restructuring and integration costs - DPS Merger	186	0.13
Productivity	73	0.05
Inventory step-up	2	—
Loss on early extinguishment of debt	9	—
Non-routine legal matters	37	0.03
Transaction costs	18	0.01
Malware incident	6	—

Adjusted	$1,727	$1.22

A-4	2024 PROXY STATEMENT	Keurig Dr Pepper Inc.

 Appendix A

	Pro Forma For the Year Ended December 31, 2018

(in millions)	Net Income	Diluted EPS

Reported	$1,099	$0.78

Items Affecting Comparability:
Mark to market	56	0.04
Amortization of intangibles	90	0.06
Amortization of deferred financing costs	6	—
Amortization of fair value debt adjustment	16	0.01
Stock compensation	17	0.01
Restructuring and integration costs - DPS Merger	127	0.09
Productivity	21	0.01
Inventory step-up	2	—
Loss on early extinguishment of debt	10	0.01
Non-routine legal matters	16	0.01
Transaction costs	5	—
Tax reform	(7)	—

Adjusted	$1,458	$1.04

Reconciliation of Free Cash Flow (unaudited)

	Twelve Months Ended December 31,

(in millions)	2019	2020	2021	2022	2023	Total

Net cash provided by operating activities	$2,474	$2,456	$2,874	$2,837	$1,329

Purchases of property, plant and equipment	(330)	(461)	(423)	(353)	(425)

Proceeds from sales of property, plant and equipment	247	203	122	168	9

Free Cash Flow	$2,391	$2,198	$2,573	$2,652	$913	$10,727

Keurig Dr Pepper Inc.	2024 PROXY STATEMENT	A-5

53 South Avenue, Burlington, MA 01803
6425 Hall of Fame Lane, Frisco, TX 75034
keurigdrpepper.com

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THE COMPANY NAME INC.—COMMON SHARES 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS A 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS B 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS C 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS D 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS E 123,456,789,012.12345 THE COMPANY NAME INC.—CLASS F 123,456,789,012.12345 THE COMPANY NAME INC.—401 K 123,456,789,012.12345

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